As filed with the Securities and Exchange Commission on June 2, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tesoro Corporation
and Other Registrants
(see Table of Additional Registrants below)
(Exact name of registrant as specified in its charter)

Delaware	95-0862768
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Concord Plaza Drive
San Antonio, Texas 78216-6999
(210) 828-8484
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Charles S. Parrish, Esq.
Tesoro Corporation
Executive Vice President, General Counsel and Secretary
300 Concord Plaza Drive
San Antonio, Texas 78216-6999
(210) 828-8484
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Kenneth B. Wallach, Esq.	Douglas S. Horowitz, Esq.
Simpson Thacher & Bartlett LLP	Cahill Gordon & Reindel LLP
425 Lexington Avenue	80 Pine Street
New York, New York 10017	New York, New York 10005
(212) 455-2000	(212) 701-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed maximum
Title of each class of	aggregate offering	Amount of
securities to be registered	price	registration fee
Senior Notes due 2019	(1)	(2)
Subsidiary guarantees of Senior Notes due 2019	(3)	(3)

(1)	Omitted pursuant to Form S-3 General Instruction II.E. Such indeterminate principal amount of Senior Notes is being registered as may from time to time be sold at indeterminate prices.
(2)	Since an unspecified amount of securities registered herein will be offered pursuant to an automatic shelf registration statement, the issuer has elected to rely on Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended, to defer payment of the registration fee.
(3)	In accordance with Rule 457(n), no separate fee is payable with respect to the Subsidiary Guarantees.

Table of additional registrants

State or other
jurisdiction of
	incorporation or	I.R.S. employer
Exact name of registrant as specified in its charter/constituent documents	organization	identification no.

Gold Star Maritime Company	Delaware	74-2886469
Smiley’s Super Service, Inc.	Hawaii	99-0088611
Tesoro Alaska Company	Delaware	94-1646130
Tesoro Aviation Company	Delaware	74-2922277
Tesoro Companies, Inc.	Delaware	74-2385513
Tesoro Environmental Resources Company	Delaware	74-1956314
Tesoro Far East Maritime Company	Delaware	74-2886469
Tesoro Financial Services Holding Company	Delaware	51-0377202
Tesoro Hawaii Corporation	Hawaii	99-0143882
Tesoro Maritime Company	Delaware	74-2886466
Tesoro Northstore Company	Alaska	92-0098209
Tesoro Refining and Marketing Company	Delaware	76-0489496
Tesoro Sierra Properties, LLC	Delaware	36-4606745
Tesoro South Coast Company, LLC	Delaware	37-1541638
Tesoro Trading Company	Delaware	75-3025497
Tesoro Vostok Company	Delaware	74-2257610
Tesoro Wasatch, LLC	Delaware	74-3009694
Tesoro West Coast Company, LLC	Delaware	35-2295010

The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is shown on the cover page of this Registration Statement on Form S-3.

This preliminary prospectus relates to an effective registration statement but is not complete and may be changed. This preliminary prospectus is not an offer to sell these notes and is not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 2, 2009
Preliminary prospectus

Tesoro Corporation

$300,000,000

     % Senior Notes due 2019

Issue price      %
Interest payable      and     .

The notes will mature on          , 2019. Interest will accrue from          , 2009, and the first interest payment date will be          , 2009.

At any time prior to          , 2014, we may redeem some or all of the notes at a “make-whole” redemption price. On or after          , 2014, we may redeem some or all of the notes at the redemption prices set forth under “—Description of the notes—Optional redemption.” In addition, at any time prior to          , 2012, we may redeem up to 35% of the notes with the proceeds we receive from certain equity offerings at the prices set forth under “—Description of the notes—Optional redemption.” The redemption prices are more fully described beginning on page 35. If we sell certain assets and do not reinvest the proceeds or repay senior indebtedness or if we experience specific kinds of changes of control, we must offer to repurchase the notes.

The notes will be our general senior unsecured obligations and will be equal in right of payment with all of our existing and future senior indebtedness, including our $450.0 million 6 1/4% senior notes due 2012, or 2012 Notes, our $450.0 million 6 5/8% senior notes due 2015, or 2015 Notes, our $500.0 million 6 1/2% senior notes due 2017, or 2017 Notes and, together with the 2012 Notes and 2015 Notes, the Existing Senior Notes, and amounts outstanding under our revolving credit facility and any reimbursement obligations outstanding under our letter of credit facilities. The notes will be senior to our existing and future subordinated indebtedness. The notes will be effectively junior to all of our existing and future secured indebtedness, including amounts outstanding under our revolving credit facility and any reimbursement obligations outstanding under our letter of credit facilities, in each case to the extent of the collateral securing such indebtedness. The notes will be guaranteed on a senior unsecured basis by substantially all of our existing and future domestic subsidiaries that have outstanding, incur or guarantee other specified indebtedness. The guarantees will be equal in right of payment with the existing and future senior unsecured indebtedness of the guarantors, including the guarantees of the Existing Senior Notes, our revolving credit facility and reimbursement obligations under our letter of credit facilities and will rank senior to the future subordinated indebtedness of the guarantors. The guarantees will be effectively junior to all existing and future secured indebtedness of the guarantors, including the guarantees of our revolving credit facility and reimbursement obligations under our letter of credit facilities, in each case to the extent of the collateral securing such indebtedness. The notes will not be guaranteed by any of our foreign subsidiaries and will be structurally junior to the indebtedness and other liabilities of our non-guarantor subsidiaries.

Investing in the notes involves risks. See “Risk factors” beginning on page 14.

Underwriting
	Public offering price(1)		discounts and commissions	Proceeds to Tesoro Corporation(1)

Per note		%	%		%
Total	$		$	$

(1)	Plus accrued interest, if any, from , 2009.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes to purchasers will be made on or about          , 2009 in book entry form through The Depository Trust Company for the account of its participants, including Clearstream Banking société anonyme and Euroclear Bank, S.A./N.V.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint book-running managers

J.P. Morgan
Banc of America Securities LLC
Wachovia Securities
RBS

Co-managers

BNP PARIBAS	CALYON	Daiwa Securities America Inc.
Fortis Securities LLC	Mitsubishi UFJ Securities	Mizuho Securities USA Inc.
Natixis Bleichroeder Inc.	PNC Capital Markets LLC	Scotia Capital

June   , 2009

You should rely only on the information contained in or incorporated by reference in this prospectus and any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

Summary

The following summary highlights selected information contained or incorporated by reference in this prospectus and is qualified in its entirety by and should be read in conjunction with the detailed information and financial statements and related notes contained or incorporated by reference in this prospectus, including the matters discussed under the caption “Risk Factors”. The terms “Tesoro”, “we”, “our” and “us”, except as otherwise indicated in this prospectus or as the context otherwise indicates, refer to Tesoro Corporation and its subsidiaries.

The company

We are one of the largest independent petroleum refiners and marketers in the United States with two operating segments—(1) refining crude oil and other feedstocks at our seven refineries in the western and mid-continental United States and selling refined products in bulk and wholesale markets (“refining”) and (2) selling motor fuels and convenience products in the retail market (“retail”) through our 879 branded retail stations in 15 states. Through our refining segment, we produce refined products, primarily gasoline and gasoline blendstocks, jet fuel, diesel fuel and heavy fuel oils for sale to a wide variety of commercial customers in the western and mid-continental United States. Our retail segment distributes motor fuels through a network of retail stations, primarily under the Tesoro®, Mirastar®, Shell® and USA Gasolinetm brands.

Our refineries produce a high proportion of our refined product sales volumes, and we purchase the remainder from other refiners and suppliers. Our seven refineries have a combined crude oil capacity of 664,500 barrels per day (“bpd”). Crude oil capacity and throughput rates of crude oil and other feedstocks by refinery are as follows:

		Throughput (bpd)
					Three
					months
	Crude oil				ended
	capacity				March 31,
Refinery	(bpd)(a)	2006	2007	2008	2009

California
Golden Eagle	166,000	164,900	152,700	153,300	149,900
Los Angeles(b)	97,000	–	68,200	105,100	97,900
Pacific Northwest
Washington	120,000	111,300	121,000	103,100	67,200
Alaska	72,000	55,800	61,800	55,600	46,000
Mid-Pacific
Hawaii	93,500	84,600	81,400	69,100	73,300
Mid-Continent
North Dakota	58,000	56,300	57,900	56,000	52,000
Utah	58,000	56,100	51,700	52,900	48,900

Total	664,500	529,000	594,700	595,100	535,200

(a)	Crude oil capacity by refinery as reported by the Energy Information Administration (2008). Throughput can exceed crude oil capacity due to the processing of other feedstocks in addition to crude oil.

(b)	We acquired the Los Angeles refinery in May 2007. Throughput for 2007 of 68,200 bpd includes amounts for the Los Angeles refinery since acquisition averaged over 365 days. Throughput for the refinery averaged over the 235 days of operation in 2007 was 106,000 bpd.

California refineries

Golden Eagle

Refining. Our Golden Eagle refinery, located in Martinez, California on 2,206 acres about 30 miles east of San Francisco, has a total crude oil capacity of 166 thousand barrels per day (“Mbpd”). We source Golden Eagle refinery’s crude oil from California, Alaska and foreign locations. Major refined product upgrading units at the refinery include fluid catalytic cracking, delayed coking, hydrocracking, naphtha reforming, vacuum distillation, hydrotreating and alkylation units. These units enable the refinery to produce a high proportion of motor fuels, including cleaner-burning California Air Resources Board (“CARB”) gasoline and CARB diesel fuel, as well as conventional gasoline and diesel fuel. The refinery also produces heavy fuel oils, liquefied petroleum gas and petroleum coke. During 2008, we completed a project at the refinery to modify a fluid coking unit into a delayed coking unit which enabled us to comply with the terms of an abatement order to lower emissions while also enhancing the refinery’s capabilities in terms of crude oil flexibility, reliability, lengthening turnaround cycles and lowering maintenance costs.

Transportation. Our Golden Eagle refinery has waterborne access through the San Francisco Bay that enables us to receive crude oil and ship refined products through our marine terminals. In addition, the refinery can receive crude oil through a third-party marine terminal at Martinez. We also receive California crude oils and ship refined products from the refinery through third-party pipeline systems.

Terminals. We operate refined products terminals at Stockton, California and at the refinery. We also distribute refined products through third-party terminals in our market areas and through purchases and exchange arrangements with other refining and marketing companies. We also lease third-party clean product storage capacity with waterborne access in the San Francisco Bay area.

Los Angeles

Refining. Our Los Angeles refinery, located in Wilmington, California on 311 acres approximately 10 miles south of Los Angeles, has a total crude oil capacity of 97 Mbpd. We source our Los Angeles refinery’s crude oil from California as well as foreign locations. Major refined product upgrading units at the refinery include fluid catalytic cracking, delayed coking, hydrocracking, vacuum distillation, hydrotreating, reforming, butane isomerization and alkylation units. These units enable the refinery to produce a high proportion of motor fuels, including CARB gasoline and CARB diesel fuel, as well as conventional gasoline and diesel fuel, and jet fuel. The refinery also produces heavy fuel oils, liquefied petroleum gas and petroleum coke.

Transportation. Our Los Angeles refinery leases a marine terminal at the Port of Long Beach that enables us to receive crude oil and ship refined products. The refinery can also receive crude oil from the San Joaquin Valley and the Los Angeles Basin through third-party pipelines.

Terminals. We operate a refined products terminal at the Los Angeles refinery and distribute refined products through third-party terminals in our market areas and through purchases and exchange arrangements with other refining and marketing companies. We also lease refined product storage tanks at third-party terminals in Southern California, the majority of which have waterborne access.

Pacific northwest refineries

Washington

Refining. Our Washington refinery, located in Anacortes on the Puget Sound on 917 acres about 60 miles north of Seattle, has a total crude oil capacity of 120 Mbpd. We source our Washington refinery’s crude oil from Alaska, Canada and other foreign locations. The Washington refinery also processes intermediate feedstocks, primarily heavy vacuum gas oil, provided by some of our other refineries and by spot-market purchases from third-parties. Major refined product upgrading units at the refinery include the fluid catalytic cracking, alkylation, hydrotreating, vacuum distillation, deasphalting and naphtha reforming units, which enable the refinery to produce a high proportion of light products, such as gasoline, including CARB gasoline and components for CARB gasoline, diesel fuel and jet fuel. The refinery also produces heavy fuel oils, liquefied petroleum gas and asphalt. During 2008, we completed the selective hydrogenation unit at the refinery, which reduces sulfur content in gasoline and allows a higher percentage of sour crude oils to be processed at the refinery while maintaining compliance with gasoline sulfur regulations.

Transportation. Our Washington refinery receives Canadian crude oil through a third-party pipeline originating in Edmonton, Alberta, Canada. We receive other crude oils through our Washington refinery’s marine terminal. Our Washington refinery ships products (gasoline, jet fuel and diesel fuel) through a third-party pipeline system, which serves western Washington and Portland, Oregon. We also deliver refined products through our marine terminal to ships and barges.

Terminals. We operate refined products terminals at Anacortes, Port Angeles and Vancouver, Washington, supplied primarily by our refineries. We also distribute refined products through third-party terminals in our market areas, and through purchases and exchange arrangements with other refining and marketing companies.

Alaska

Refining. Our Alaska refinery is located near Kenai on the Cook Inlet on 488 acres approximately 70 miles southwest of Anchorage. Our Alaska refinery processes crude oil from Alaska and, to a lesser extent, foreign locations. The refinery has a total crude oil capacity of 72 Mbpd, and its refined product upgrading units include vacuum distillation, distillate hydrocracking, hydrotreating, naphtha reforming, diesel desulfurizing and light naphtha isomerization units. Our Alaska refinery produces gasoline and gasoline blendstocks, jet fuel, diesel fuel, heating oil, heavy fuel oils, liquefied petroleum gas and asphalt.

Transportation. We receive crude oil by tanker and through our owned and operated crude oil pipeline into our marine terminal. Our crude oil pipeline is a 24-mile common-carrier pipeline, which is connected to the Eastside Cook Inlet oil field. We also own and operate a common-carrier refined products pipeline that runs from the Alaska refinery to our terminal facilities in Anchorage and to the Anchorage International Airport. This 71-mile pipeline has the capacity to transport approximately 40 Mbpd of refined products and allows us to transport gasoline, diesel fuel and jet fuel to the terminal facilities. Both of our owned pipelines are subject to regulation by various federal, state and local agencies, including the Federal Energy Regulatory Commission (“FERC”). Refined products are also distributed by tankers and barges from our marine terminal.

Terminals. We operate refined products terminals at Nikiski and Anchorage, which are supplied by our Alaska refinery. We also distribute refined products through a third-party terminal in our market, which is supplied through an exchange arrangement with another refining company.

Mid-pacific refinery

Hawaii

Refining. Our 93.5 Mbpd Hawaii refinery is located in Kapolei on 131 acres about 22 miles west of Honolulu. We supply the refinery with crude oil from Southeast Asia, the Middle East and other foreign sources. Major refined product upgrading units include the vacuum distillation, hydrocracking, hydrotreating, visbreaking and naphtha reforming units. The Hawaii refinery produces gasoline and gasoline blendstocks, jet fuel, diesel fuel, heavy fuel oils, liquefied petroleum gas and asphalt.

Transportation. We transport crude oil to Hawaii in tankers, which discharge through our single-point mooring terminal, 1.5 miles offshore from our refinery. Our three underwater pipelines from the single-point mooring terminal allow crude oil and refined products to be transferred to and from the refinery. We distribute refined products to customers on the island of Oahu through owned and third-party pipeline systems. Our refined products pipelines also connect the Hawaii refinery to Barbers Point Harbor, 2.5 miles away, where refined products are transferred to ships and barges.

Terminals. We distribute refined products from our refinery to customers through third-party terminals in our market areas.

Mid-continent refineries

North Dakota

Refining. Our 58 Mbpd North Dakota refinery is located on the Missouri River near Mandan on 960 acres. Our crude oil pipeline supplies our North Dakota refinery primarily with Williston Basin sweet crude oil. The refinery also has the ability to access other supplies, including Canadian crude oil. Major refined product upgrading units at the refinery include fluid catalytic cracking, naphtha reforming, hydrotreating and alkylation units. The North Dakota refinery produces gasoline, diesel fuel, jet fuel, heavy fuel oils and liquefied petroleum gas.

Transportation. We own a crude oil pipeline system, consisting of over 700 miles of pipeline that delivers all of the crude oil to our North Dakota refinery. This system gathers crude oil from the Williston Basin and adjacent production areas in North Dakota and Montana and transports it to our refinery. Our pipeline system is also able to transport crude oil to other regional points where there is additional demand. This pipeline system is a common carrier line subject to regulation by various federal, state and local agencies, including the FERC. We distribute approximately 85% of our refinery’s production through a third-party refined products pipeline system which serves various areas from Mandan, North Dakota to Minneapolis, Minnesota. All gasoline and distillate products from our refinery, with the exception of railroad-spec diesel fuel, can be shipped through that pipeline system to third-party terminals.

Terminals. We operate a refined products terminal at the North Dakota refinery. We also distribute refined products through a third-party refined products pipeline system which connects to third-party terminals in our market areas.

Utah

Refining. Our 58 Mbpd Utah refinery is located in Salt Lake City on 145 acres. Our Utah refinery processes crude oils primarily from Utah, Colorado, Wyoming and Canada. Major refined product upgrading units include fluid catalytic cracking, naphtha reforming, alkylation and hydrotreating units. The Utah refinery produces gasoline, diesel fuel, jet fuel, heavy fuel oils and liquefied petroleum gas.

Transportation. Our Utah refinery receives crude oil primarily through third-party pipelines from oil fields in Utah, Colorado, Wyoming and Canada. We distribute the refinery’s production through a system of both owned and third-party terminals and third-party pipeline systems, primarily in Utah, Idaho and eastern Washington, with some refined products delivered in Nevada and Wyoming.

Terminals. We operate a refined products terminal adjacent to our refinery. We also distribute refined products to customers through a third-party pipeline to our owned and third-party terminals in our market areas.

Wholesale marketing and refined product distribution

We sell refined products including gasoline and gasoline blendstocks, jet fuel, diesel fuel, heavy fuel oils and residual products in both the bulk and wholesale markets. The majority of our wholesale volumes are sold in 10 states to independent unbranded distributors that sell refined products purchased through our owned and third-party terminals. Our bulk sales are primarily to independent unbranded distributors, independent and other refining and marketing companies, utilities, railroads, airlines and marine and industrial end-users. These products are distributed by pipelines, ships, barges, railcars and trucks. Our sales include refined products that we manufacture, purchase or receive through exchange arrangements.

Retail

Through our network of retail stations, we sell gasoline and diesel fuel in the western and mid-continental United States. The demand for gasoline is seasonal in a majority of our markets, with highest demand for gasoline during the summer driving season. We sell gasoline and diesel fuel to retail customers through company-operated retail stations and agreements with third-party branded distributors (or “jobber/dealers”). Our retail network provides a committed outlet for a portion of the motor fuels produced by our refineries. Many of our company-operated retail stations include convenience stores that sell a wide variety of merchandise items. As of March 31, 2009, our retail segment included a network of 879 branded retail stations (under the Tesoro®, Mirastar®, Shell® and USA Gasolinetm brands). Our Mirastar® brand is used exclusively at 34 Wal-Mart stores in 9 western states under a long-term agreement. We also operate under the Shell® brand at certain stations in California through a long-term agreement and own the exclusive rights to the USA Gasolinetm brand in California, New Mexico and Washington.

Tesoro was incorporated in Delaware in 1968. Our principal executive offices are currently located at 300 Concord Plaza Drive, San Antonio, Texas 78216-6999, and our telephone number is (210) 828-8484. Beginning on June 8, 2009, we plan to move our principal executive offices to 19100 Ridgewood Parkway, San Antonio, Texas 78259, and our telephone number will be (210) 626-6000. Tesoro maintains a website at http://www.tsocorp.com. Information contained on this website, or that can be accessed through our website, does not constitute part of this prospectus.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to “Description of the notes.”

Issuer	Tesoro Corporation.

Securities offered	$300,000,000 aggregate principal amount of % Senior Notes due 2019.

Maturity	The notes will mature on , 2019.

Interest payment dates	and of each year, commencing , 2009.

Optional redemption	At any time prior to , 2012, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of the notes—Optional redemption”.

At any time prior to , 2014, we may redeem the notes, in whole or in part, at a “make-whole” redemption price, plus accrued and unpaid interest, if any, to the date of redemption. On and after , 2014, we may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of the notes—Optional redemption”.

Ranking	The notes will be our general senior unsecured obligations. Accordingly, they will rank:

• effectively subordinate to all of our existing and future secured indebtedness, including indebtedness under our revolving credit facility and reimbursement obligations outstanding under our letter of credit facilities, in each case to the extent of the value of the collateral securing such indebtedness;

• structurally subordinate to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us);

• equal in right of payment to all of our existing and future senior indebtedness, including our Existing Senior Notes, our revolving credit facility and reimbursement obligations under our letter of credit facilities; and

• senior in right of payment to all of our existing and future subordinated indebtedness.

As of March 31, 2009, after giving effect to this offering, (1) the notes and related guarantees would have ranked structurally junior to approximately $286 million of liabilities of our non-guarantor subsidiaries and (2) we would have had approximately $1.0 billion of available capacity under our revolving credit facility. We did not have any borrowings outstanding under our revolving credit facility on March 31, 2009. As of March 31, 2009, we had $447 million of outstanding letters of credit under our revolving credit facility and other letter of credit facilities that are not reflected on our balance sheet because there were no outstanding reimbursement obligations thereunder.

Guarantees	The notes will be jointly and severally guaranteed on a senior unsecured basis by substantially all of our domestic subsidiaries that have outstanding, incur or guarantee other specified indebtedness. Each subsidiary guarantee will rank:

• effectively subordinate to all existing and future secured indebtedness of such guarantor subsidiary, including its guarantee of indebtedness under our revolving credit facility and reimbursement obligations under our letter of credit facilities, in each case to the extent of the value of the collateral securing such indebtedness;

• equal in right of payment to all existing and future senior indebtedness of such guarantor subsidiary, including its guarantee of our Existing Senior Notes, our revolving credit facility and reimbursement obligations under our letter of credit facilities; and

• senior in right of payment to all existing and future subordinated indebtedness of such guarantor subsidiary.

Not all our subsidiaries will guarantee the notes. As of March 31, 2009, our guarantor subsidiaries had $26 million of indebtedness outstanding related to capital lease obligations that would have been structurally senior to the notes offered hereby.

Our non-guarantor subsidiaries accounted for approximately $4.0 billion and $372 million, or 14% and 11%, of our consolidated revenue for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively, and approximately $354 million and $421 million, or 5% and 5%, of our total assets and approximately $217 million and $286 million, or 5% and 6%, of our total liabilities, in each case as of December 31, 2008 and March 31, 2009, respectively.

Covenants	We will issue the notes under an indenture among us, our guarantor subsidiaries and U.S. Bank National Association, as trustee. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

• make investments;

• incur additional indebtedness and issue disqualified stock;

• pay dividends or make distributions on capital stock or redeem or repurchase capital stock;

• create liens;

• incur dividend or other payment restrictions affecting subsidiaries;

• sell assets;

• merge or consolidate with other entities; and

• enter into transactions with affiliates.

Mandatory offer to repurchase	If a Change of Control Triggering Event occurs, we must offer to repurchase the notes at a redemption price equal to 101% of the principal amount thereof plus any accrued and unpaid interest. See “Description of the notes—Repurchase at the option of holders—Change of control triggering event.”

No public market	The notes are a series of securities for which there is currently no established trading market. The underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, the repayment or the refinancing of indebtedness, capital expenditures and working capital.

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Risk factors	See “Risk factors” beginning on page 14 of this prospectus for important information regarding us and an investment in the notes.

Summary historical financial data

The following tables set forth certain of our condensed consolidated financial data. The summary financial information presented below as of December 31, 2007 and 2008 and for each of the three years ended December 31, 2006, 2007 and 2008, has been derived from the audited financial statements incorporated by reference in this prospectus. The summary financial information as of and for the three months ended March 31, 2008 and 2009 has been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. In the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the unaudited financial data as of and for the three months ended March 31, 2008 and 2009 have been reflected therein. Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the full year. We have reclassified certain previously reported amounts to conform to the current presentation. You should read the information in conjunction with the “Risk Factors” section contained elsewhere in this prospectus and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in the filings incorporated by reference in this prospectus.

				Three months ended
	Year ended December 31,			March 31,
(dollars in millions)	2006	2007	2008	2008	2009

Statement of Operations Data:
Revenues
Refining	$17,844	$21,594	$27,885	$6,507	$3,192
Retail	1,204	3,167	4,432	1,077	621
Intersegment sales from refining to retail	(987)	(2,785)	(3,901)	(978)	(533)

Total revenues	$18,061	$21,976	$28,416	$6,606	$3,280

Costs of sales and expenses
Refining	15,119	17,297	23,020	5,541	2,394
Retail	1,203	3,140	4,308	1,082	627
Corporate	125	195	174	37	41
Depreciation and amortization	247	357	401	90	105
Loss on asset disposals and impairments	50	20	42	14	1

Total costs of sales and expenses	16,744	21,009	27,945	6,764	3,168

Operating income (loss)	1,317	967	471	(158)	112
Interest and financing costs	(77)	(91)	(111)	(24)	(28)
Interest income and other	46	29	69	44	1

Earnings (loss) before income taxes	1,286	905	429	(138)	85
Income tax provision (benefit)	485	339	151	(56)	34

Net earnings (loss)	$801	$566	$278	$(82)	$51

							Three months ended
	Year ended December 31,						March 31,
(dollars in millions)	2006		2007		2008		2008	2009

Other Data:
Cash flows from (used in) operating activities	$1,139		$1,322		$716		$(184)	$336
Cash flows used in investing activities	(430)		(2,838)		(610)		(206)	(119)
Cash flows from (used in) financing activities	(163)		553		(109)		408	(81)

Increase (decrease) in cash and cash equivalents	$546		$(963)		$(3)		$18	$136

Ratio of earnings to fixed charges(a)	10.2	x	5.9	x	3.0	x	(a )	2.9	x
Capital expenditures
Refining	$401		$720		$561		$165	$71
Retail	5		10		20		1	5
Corporate	47		59		38		9	12

Total capital expenditures	$453		$789		$619		$175	$88

Balance Sheet Data (end of period):
Cash and cash equivalents	$986		$23		$20		$41	$156
Working capital(b)	1,139		106		205		359	214
Property, plant and equipment, net	2,687		4,780		5,081		4,878	5,108
Total assets	5,904		8,128		7,433		8,808	7,731
Total debt	1,046		1,659		1,611		2,084	1,546
Stockholders’ equity	2,502		3,052		3,218		2,967	3,259

(a)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pretax income from operations plus fixed charges (excluding capitalized interest). “Fixed charges” represent interest incurred (whether expensed or capitalized), amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest. The ratio of earnings to fixed charges for fiscal years 2004 and 2005 are 3.6x and 4.1x, respectively. For the three months ended March 31, 2008, fixed charges exceeded total earnings by $150 million.

(b)	Working capital means current assets minus current liabilities.

Summary operating data

				Three
				months
				ended
	Fiscal years			March 31,
	2006	2007	2008	2009

Refinery Throughput (thousands of bpd)(a)
California
Golden Eagle	165	153	153	150
Los Angeles(b)	—	68	105	98
Pacific Northwest
Washington	111	121	103	67
Alaska	56	62	56	46
Mid-Pacific
Hawaii	85	81	69	73
Mid-Continent
North Dakota	56	58	56	52
Utah	56	52	53	49

Total refining throughput	529	595	595	535

Refining Yield (thousands of bpd)(a)
California refineries(c)
Gasoline and gasoline blendstocks	96	121	133	133
Jet fuel	–	11	18	16
Diesel fuel	49	53	72	61
Heavy oils, residual products, internally produced fuel and other	30	49	54	59

Total	175	234	277	269

Pacific Northwest refineries
Gasoline and gasoline blendstocks	67	77	63	50
Jet fuel	31	33	32	22
Diesel fuel	27	33	30	21
Heavy oils, residual products, internally produced fuel and other	47	46	39	24

Total	172	189	164	117

Mid-Pacific refinery
Gasoline and gasoline blendstocks	20	19	16	17
Jet fuel	26	23	18	18
Diesel fuel	13	14	11	11
Heavy oils, residual products, internally produced fuel and other	27	27	26	29

Total	86	83	71	75

				Three
				months
				ended
	Fiscal years			March 31,
	2006	2007	2008	2009

Mid-Continent refineries
Gasoline and gasoline blendstocks	62	63	63	58
Jet fuel	11	10	10	8
Diesel fuel	32	29	30	28
Heavy oils, residual products, internally produced fuel and other	11	11	10	11

Total	116	113	113	105

Total Refining Yield
Gasoline and gasoline blendstocks	245	280	275	258
Jet fuel	68	77	78	64
Diesel fuel	121	129	143	121
Heavy oils, residual products, internally produced fuel and other	115	133	129	123

Total	549	619	625	566

Refining Margin ($/throughput barrel)(d)
California
Gross refining margin	$19.08	$16.33	$14.08	$15.08
Manufacturing cost before depreciation and amortization	$5.54	$6.94	$7.18	$7.04
Pacific Northwest
Gross refining margin	$11.57	$10.94	$6.82	$8.17
Manufacturing cost before depreciation and amortization	$2.86	$2.99	$3.99	$4.75
Mid-Pacific
Gross refining margin	$6.44	$1.18	$6.72	$8.53
Manufacturing cost before depreciation and amortization	$1.84	$2.23	$3.30	$2.76
Mid-Continent
Gross refining margin	$14.06	$17.51	$15.12	$12.17
Manufacturing cost before depreciation and amortization	$2.90	$3.07	$3.44	$3.63
Total
Gross refining margin	$13.62	$12.73	$11.50	$12.14
Manufacturing cost before depreciation and amortization	$3.54	$4.37	$5.19	$5.33
Average Number of Retail Stations (during the period)
Company-operated	204	362	422	389
Branded jobber/dealer	261	384	489	490

Total average retail stations	465	746	911	879

(a)	We experienced reduced throughput and yield levels during scheduled maintenance turnarounds for the following refineries: the Washington refinery during the first quarter of 2009; the Golden Eagle and Washington refineries during 2008; the Los Angeles, Golden Eagle, and Utah refineries during 2007; and the Golden Eagle, Washington and Alaska refineries during 2006.

(b)	We acquired the Los Angeles refinery in May 2007. Throughput for 2007 of 68 Mbpd includes amounts for the Los Angeles refinery since acquisition averaged over 365 days. Throughput for the refinery averaged over the 235 days of operation in 2007 was 106 Mbpd.

(c)	Yield for 2007 includes amounts for the Los Angeles refinery since acquisition of 73 Mbpd averaged over 365 days. Yield for the refinery averaged over the 235 days of operation in 2007 was 114 Mbpd.

(d)	Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. Gross refining margin per barrel is calculated by dividing gross refining margin by total refining throughput and may not be calculated similarly by other companies. Gross refining margin is calculated as revenues less costs of feedstocks, purchased refined products, transportation and distribution. Management uses manufacturing costs per barrel to evaluate the efficiency of refinery operations. Manufacturing costs per barrel is calculated by dividing manufacturing costs by total refining throughput and may not be comparable to similarly titled measures used by other companies. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America.

Risk factors

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

Risks relating to the notes

Our level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

After giving pro forma effect to the issuance of the notes, as of March 31, 2009, we would have had approximately $1.8 billion of total indebtedness. Our indebtedness could have important consequences to you, including the following:

•	it may be more difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt, including the notes;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay principal, premium, if any, and interest on the notes and other indebtedness which will reduce the funds available to us for other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions; and

•	our ability to capitalize on business opportunities and to react to competitive pressures as compared to our competitors may be compromised due to our substantial level of indebtedness.

Despite our current or future indebtedness level, we may still be able to incur substantially more debt.

We may be able to incur substantial indebtedness in the future. The terms of the indenture governing the notes will not fully prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of Tesoro. If new debt is added to our current debt levels, the related risks we face will increase.

We are a holding company, and we are dependent on the ability of our subsidiaries to distribute funds to us.

Tesoro Corporation is a holding company and conducts substantially all of its operations through subsidiaries. Our only significant assets are the capital stock of our subsidiaries. As a holding company, we are dependent on distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of principal and interest on the notes. Our subsidiaries may not generate sufficient cash from operations to enable us to make payments on our indebtedness, including the notes. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state corporate laws, other laws and regulations and contractual restrictions. Furthermore, claims of creditors of our existing and future subsidiaries that are not guarantors, including trade creditors of, and banks and other lenders to, those subsidiaries, generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including the holders of the notes. If we are unable to obtain funds from our subsidiaries as a result of restrictions under our other debt instruments, state law or otherwise, we may not be able to pay interest or principal on the notes when due, or to redeem the notes upon a change of control triggering event, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

The notes will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our revolving credit facility and reimbursement obligations under our letter of credit facilities to the extent of the value of the property securing such indebtedness.

The notes and the guarantees will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our revolving credit facility, as amended, and any reimbursement obligations under our letter of credit facilities, to the extent of the collateral securing such indebtedness. As of March 31, 2009, we had no borrowings and $251 million in letters of credit outstanding under our revolving credit facility, resulting in total unused credit availability of approximately $1.0 billion, or 80% of the eligible borrowing base. As of March 31, 2009, we also had $196 million in letters of credit outstanding under separate letter of credit facilities, resulting in total unused credit availability of $304 million, or 61% of total capacity, under these credit facilities. In addition, we may incur additional secured debt in the future. The effect of this is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of our, or our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of the collateral that secures our secured indebtedness will be available to pay obligations on the notes offered hereby only after all indebtedness under our revolving credit facility and our letter of credit facilities, as applicable, has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our, or our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding.

Not all of our subsidiaries will guarantee the notes and, under certain circumstances, the subsidiary guarantees will be released.

Certain of our subsidiaries will not guarantee the notes. Additionally, under the terms of the indenture governing the notes, under certain circumstances, some or all of the guarantors may cease to guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes will be structurally subordinated to the debt and other liabilities of our non-guarantor subsidiaries. As of March 31, 2009, our non-guarantor subsidiaries held approximately 5% of our consolidated assets, or $421 million, and had 6% of our total liabilities, or $286 million.

If a subsidiary does not have outstanding indebtedness or guarantee specified indebtedness at any time, the note guarantee of such subsidiary will be released. If all of the subsidiary guarantors are released from their guarantees of these notes, our subsidiaries will have no obligation to pay any amounts due on the notes. In the event of the release of any subsidiary guarantor’s guarantee, Tesoro’s right, as an equity holder of such subsidiary, to receive any assets of such subsidiary upon its liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

The indenture governing the notes allows us to make substantial repurchases of common stock from our stockholders and permits us to distribute capital stock of our subsidiaries to the holders of our common stock.

Under the terms of the indenture governing the notes, we may be able to make substantial repurchases of common stock from our stockholders. The indenture will not restrict us from repurchasing our common stock so long as the notes are rated Ba2 or better by Moody’s and BB or better by Standard & Poor’s and our leverage ratio is equal to or less than 2.0 to 1.0. It is possible that if we do make substantial repurchases of common stock from our stockholders, we will not have sufficient funds to meet our payment obligations on our debt, including the notes. In addition to stock repurchases, under the terms of the indenture, we may distribute shares of our subsidiaries to our stockholders under certain circumstances, including compliance with certain coverage ratios under the indenture.

Our debt instruments impose restrictions on us that may adversely affect our ability to operate our business.

Our ability to comply with the financial covenants under our revolving credit facility as they currently exist or as they may be amended, may be affected by many events beyond our control and our future operating results may not allow us to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with those financial covenants or to comply with the other restrictions contained in our revolving credit facility could result in a default, which could cause that indebtedness (and by reason of cross-default provisions, indebtedness under the indentures governing the notes and our existing notes and other indebtedness) to become immediately due and payable. If we are unable to repay those amounts, the lenders under our revolving credit facility could proceed against the collateral granted to them to secure that indebtedness. If those lenders accelerate the payment of the revolving credit facility, we may not be able to pay that indebtedness immediately and continue to operate our business.

The indenture relating to the notes, the indentures relating to our Existing Senior Notes and our revolving credit facility contain covenants that restrict, among other things, our ability to:

•	pay dividends and other distributions with respect to our capital stock and purchase, redeem or retire our capital stock;

•	make certain investments;

•	incur additional indebtedness and issue disqualified stock;

•	sell assets;

•	incur liens on our assets;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into transactions with affiliates.

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our business will generate sufficient cash flow, or that we will be able to borrow funds under our revolving credit facility, in an amount sufficient to enable us to service our indebtedness, including the notes, or to make anticipated capital expenditures. Our ability to pay our expenses and satisfy our debt obligations, to refinance our debt obligations and to fund planned capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Based upon current levels of operations, we believe cash flow from operations, amounts available under our revolving credit facility and available cash will be adequate for the foreseeable future to meet our anticipated requirements for working capital, capital expenditures and scheduled payments of principal and interest on our indebtedness, including the notes. However, if we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the notes) or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all. Additionally, the covenants contained in our revolving credit facility and our indentures will restrict our ability to incur additional debt.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or avoid the subsidiary guarantees.

Our obligations under the notes initially will be guaranteed on a general unsecured senior basis by the subsidiary guarantors. Various preference or fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or avoid any subsidiary guarantee issued by a guarantor. It also is possible that under certain circumstances a court could hold that the direct obligations of a guarantor could be superior to the obligations under its subsidiary guarantee.

To the extent that a court finds that at the time a guarantor entered into a subsidiary guarantee either (1) the subsidiary guarantee was incurred by a guarantor with the intent to hinder, delay or defraud any present or future creditor or that a guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others, or (2) the guarantor did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the guarantor (a) was insolvent or rendered insolvent by reason of the issuance of the subsidiary guarantee, (b) was engaged or about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay debts as they matured, the court could avoid or subordinate the subsidiary guarantee in favor of the guarantor’s other creditors. Among other things, a legal challenge of a subsidiary guarantee issued by a guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the notes. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would cease to have any claim as a creditor in respect of that subsidiary guarantor.

We cannot assure you that a court would conclude that the notes and the subsidiary guarantees issued concurrently with the issuance of these notes were incurred for proper purposes and in good faith. We also cannot assure you that a court would conclude that, after giving effect to indebtedness incurred in connection with the issuance of the notes and the issuance of the subsidiary guarantees, Tesoro and the subsidiary guarantors are solvent and will continue to be solvent, will have sufficient capital for carrying on their respective businesses and will be able to pay their debts as they become absolute and mature.

We may not be able to finance a change of control offer as required by the indenture.

Under the indenture, upon the occurrence of a change of control triggering event, we will be required to offer to repurchase all of the notes then outstanding at 101% of the principal amount, plus accrued and unpaid interest, to the repurchase date. If a change of control triggering event were to occur today, we would not have the financial resources available to repay all of our debt that would become payable upon such change of control triggering event and to repurchase all of the notes. In addition, if we only were required to repay all of the notes if a change of control triggering event were to occur today, we would not have the financial resources to repurchase all of those notes. We cannot assure you that we will have the financial resources available or that we will be permitted by our debt instruments to fulfill these obligations upon the occurrence of a change of control triggering event in the future. See “Description of Other Indebtedness” and “Description of the notes—Repurchase at the option of holders—Change of control triggering event”.

The notes may be issued with original issue discount for U.S. federal income tax purposes.

The notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes to the extent that the stated principal amount of the notes exceeds their issue price by more than a de minimis amount. U.S. holders will be required to include any OID in gross income on a constant yield to maturity basis in advance of the receipt of cash payment thereof and regardless of such holder’s method of accounting for U.S. federal income tax purposes. See “Certain United States federal tax consequences.”

An active trading market may not develop for the notes, which could make it more difficult for you to sell your notes or result in a lower price at which you would be able to sell your notes.

There is currently no established trading market for the notes, and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. If such a market were to exist, the notes could trade at prices that may be lower than the initial market values of the notes depending on many factors, including prevailing interest rates and our business performance. In addition, we do not intend to list the notes on any securities exchange or any automated quotation system. Certain of the underwriters have advised us that they currently intend to make a market in the notes after the consummation of this offering, as permitted by applicable laws and regulations. However, none of the underwriters are obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice. See “Underwriting.”

Risks relating to our business

The global financial crisis may have an impact on our business and financial condition in ways that we currently cannot predict.

The continued credit crisis and related turmoil in the global financial system has had and may continue to have an impact on our business. Recent declines in consumer and business confidence and spending, together with severe reductions in the availability and increases in the cost of credit and volatility in the capital and credit markets, have adversely affected the business and economic environment in which we operate. Our business is exposed to risks associated with the creditworthiness of our suppliers, customers and business partners. The consequences of such adverse effects could include interruptions or delays in our suppliers’ performance of our contracts, reductions and delays in customer purchases, delays in or the inability of customers to obtain financing to purchase our products, and bankruptcy of customers. Any of these events may adversely affect our cash flow, profitability and financial condition.

The current worldwide financial crisis has reduced the availability of credit to fund or support the continuation and expansion of business operations worldwide. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers. These conditions have not impaired our ability to finance our operations, but there can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies that could negatively impact our access to credit. Continued disruption of the credit markets has affected and could continue to adversely affect our suppliers’ and customers’ access to credit which supports the continuation and expansion of their businesses worldwide and could result in disruptions in our business operations, contract cancellations or suspensions and payment delays or defaults by our customers.

In October 2008, Lehman Commercial Paper Inc. (“Lehman CPI”), a previous lender under our revolving credit facility with a $50 million commitment (less than 3% our total revolving credit facility capacity), filed for bankruptcy. Lehman CPI will not participate in any future requests for funding and it is not certain whether another lender might assume its commitment. While the financial crisis could impact our ability to obtain future borrowings under our revolving credit facility if other lenders are forced into receivership or to file for bankruptcy or are otherwise unable to perform their obligations, we are unaware of any reason to believe this will happen.

The volatility of crude oil prices, refined product prices and natural gas and electrical power prices may have a material adverse effect on our cash flow and results of operations.

Our earnings and cash flows from our refining and wholesale marketing operations depend on a number of factors, including fixed and variable expenses (including the cost of crude oil and other refinery feedstocks) and the margin relative to those expenses at which we are able to sell refined products. In recent years, the prices of crude oil and refined products have fluctuated substantially. These prices depend on numerous factors beyond our control, including the global supply and demand for crude oil, gasoline and other refined products, which are subject to, among other things:

•	changes in the global economy and the level of foreign and domestic production of crude oil and refined products;

•	availability of crude oil and refined products and the infrastructure to transport crude oil and refined products;

•	local factors, including market conditions, the level of operations of other refineries in our markets, and the volume of refined products imported;

•	threatened or actual terrorist incidents, acts of war, and other global political conditions;

•	government regulations; and

•	weather conditions, hurricanes or other natural disasters.

Prices for refined products are influenced by the price of crude oil. We do not produce crude oil and must purchase all of our crude oil, the price of which fluctuates on worldwide market conditions. Generally, an increase or decrease in the price of crude oil affects the price of gasoline and other refined products. However, the prices for crude oil and prices for our refined products can fluctuate differently based on global and local market conditions. In addition, the timing of the relative movement of the prices (both among different classes of refined products and among various global markets for similar refined products), as well as the overall change in refined product prices, can reduce profit margins and could have a significant impact on our refining and wholesale marketing operations, earnings and cash flow. Also, crude oil supply contracts generally have market-responsive pricing provisions. We purchase our refinery feedstocks weeks before manufacturing and selling the refined products. Price level changes during the period between purchasing feedstocks and selling the manufactured refined products from these feedstocks could have a significant effect on our financial results. We also purchase refined products manufactured by others for sale to our customers. Price level changes during the periods between purchasing and selling these refined products also could have a material adverse effect on our business, financial condition and results of operations.

Volatile prices for natural gas and electrical power used by our refineries and other operations affect manufacturing and operating costs. Natural gas and electricity prices have been, and will continue to be, affected by supply and demand for fuel and utility services in both local and regional markets.

Our operations are subject to operational hazards that could expose us to potentially significant losses.

Our operations are subject to potential operational hazards and risks inherent in refining operations and in transporting and storing crude oil and refined products, such as fires natural disasters, explosions, maritime disasters, labor disputes, security breaches, pipeline ruptures and spills and mechanical failure of equipment at our or third party facilities, any of which can result in business interruptions and damage to our properties and the properties of others. A serious accident at our facilities could also result in serious injury or death to our employees or contractors and could expose us to significant liability for personal injury claims and reputational risk. In addition, we operate seven petroleum refineries, any of which could experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. Any such unplanned shutdown could have a material adverse effect on our business, financial condition and results of operations.

While we carry property, casualty and business interruption insurance, we do not maintain insurance coverage against all potential losses, and we could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations. American International Group (“AIG”) is the lead underwriter for many of our coverages, but actually underwrites less than one-fourth of our aggregate coverage. The majority of our insurance coverage is underwritten by insurers other than AIG and its subsidiaries. AIG’s exposure to subprime mortgage securities and recent disruptions in the U.S. financial markets have adversely impacted AIG. AIG’s commercial insurance subsidiary had funds in excess of loss reserves and continued to be a fully accepted insurance carrier for major brokers at March 31, 2009. However, continued volatility in the U.S. financial markets and the financial condition of AIG may adversely impact the financial strength of AIG’s commercial insurance subsidiaries.

Our business is impacted by environmental risks inherent in refining operations.

The operation of refineries, pipelines and refined products terminals is inherently subject to the risks of spills, discharges or other inadvertent releases of petroleum or hazardous substances. If any of these events had previously occurred or occurs in the future in connection with any of our refineries, pipelines or refined products terminals, or in connection with any facilities to which we sent or send wastes or by-products for treatment or disposal, other than events for which we are indemnified, we could be liable for all costs and penalties associated with their remediation under federal, state and local environmental laws or common law, and could be liable for property damage to third parties caused by contamination from releases and spills. The penalties and clean-up costs that we may have to pay for releases or the amounts that we may have to pay to third parties for damage to their property, could be significant and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations.

We operate in environmentally sensitive coastal waters where tanker, pipeline and refined product transportation operations are closely regulated by federal, state and local agencies and monitored by environmental interest groups. Our California, Mid-Pacific and Pacific Northwest refineries import crude oil and other feedstocks by tanker. Transportation of crude oil and refined products over water involves inherent risk and subjects us to the provisions of the Federal Oil Pollution Act of 1990 and state laws in California, Hawaii, Washington and Alaska. Among other things, these laws require us to demonstrate in some situations our capacity to respond to a “worst case discharge” to the maximum extent possible. We have contracted with various spill response service companies in the areas in which we transport crude oil and refined products to meet the requirements of the Federal Oil Pollution Act of 1990 and state and foreign laws. However, there may be accidents involving tankers transporting crude oil or refined products, and response services may not respond to a “worst case discharge” in a manner that will adequately contain that discharge, or we may be subject to liability in connection with a discharge.

Our operations are subject to general environmental risks, expenses and liabilities which could affect our results of operations and changes in environmental regulations and other obligations relating to environmental matters could subject us to further risks, expenses and liabilities.

From time to time we have been, and presently are, subject to litigation and investigations with respect to environmental and related matters, including product liability claims related to the oxygenate Methyl Tertiary Butyl Ether (“MTBE”). We may become involved in further litigation or other proceedings, or we may be held responsible in any existing or future litigation or proceedings, the costs of which could be material. We have in the past operated retail stations with underground storage tanks in various jurisdictions, and currently operate retail stations that have underground storage tanks in 15 states in the mid-continental and western United States. Federal and state regulations and legislation govern the storage tanks, and compliance with these requirements can be costly. The operation of underground storage tanks poses certain risks, including soil and groundwater contamination. Leaks from underground storage tanks which may occur at one or more of our retail stations, or which may have occurred at our previously operated retail stations, may impact soil or groundwater and could result in fines or civil liability for us.

Consistent with the experience of other U.S. refineries, environmental laws and regulations have raised operating costs and require significant capital investments at our refineries. We believe that existing physical facilities at our refineries are substantially adequate to maintain compliance with existing applicable laws and regulatory requirements. However, potentially material expenditures could be required in the future. For example, we may be required to comply with evolving environmental, health and safety, and energy laws, regulations or requirements that may be adopted or imposed in the future. We also may be required to address information or conditions that may be discovered in the future and require a response. Future developments in federal laws and regulations governing environmental, health and safety and energy matters are currently especially difficult to predict due to the new President and Congress. These changes in the federal government may increase the likelihood that we will be subject to new laws, regulations and regulatory investigations.

Assembly Bill 32 (“AB 32”), California legislation that creates a statewide cap on greenhouse gas emissions and requires that the state return to 1990 emission levels by 2020, was passed by the California legislature and was signed by Governor Schwarzenegger on September 27, 2006. AB 32 focuses on using market mechanisms, such as offsets and cap-and-trade programs, to achieve the targets. Regulations under AB 32 requiring reductions in greenhouse gas emissions have not yet been promulgated. AB 32 specifies that any established greenhouse gas allowances will be assigned to the entity regulated under the cap. Implementation is slated to begin January 1, 2010 with full implementation to occur by 2020. The implementation and implications of AB 32 will take many years to realize, and we cannot predict at this time what impact, if any, AB 32 will have on our business.

Currently, various legislative and regulatory measures to address greenhouse gas emissions (including carbon dioxide, methane and nitrous oxides) are in various phases of discussion or implementation. These include proposed federal legislation and state actions to develop statewide or regional programs, each of which have imposed or would impose reductions in greenhouse gas emissions. These actions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage any greenhouse gas emissions program. These actions could also impact the consumption of refined products, thereby affecting our operations.

In December 2007, the U.S. Congress passed the Energy Independence and Security Act, which, among other things, modified the industry requirements for the Renewable Fuel Standard (“RFS”). This standard requires the total volume of renewable transportation fuels (including ethanol and biodiesel) sold or introduced in the U.S. to be 11.1 billion gallons in 2009 rising to 36 billion gallons by 2022. Both requirements could reduce demand growth for petroleum products in the future. In the near term, the RFS presents ethanol production and logistics challenges for both the ethanol and refining and marketing industries and may require additional expenditures by us to accommodate increased ethanol use.

In August 2008, CARB proposed amendments to the predictive model for compliant gasoline in the state of California that decreases the allowable sulfur levels to a cap of 20 parts per million and allows for additional ethanol to be blended into gasoline. The requirements begin December 31, 2009 but may be postponed by individual companies until December 31, 2011 through the use of the Alternative Emission Reduction Plan which allows for the acquisition of emissions offsets from sources not directly related to petroleum fuel use. We expect both of our California refineries to be in compliance with the regulation by the 2009 deadline.

We are subject to interruptions of supply and increased costs as a result of our reliance on third-party transportation of crude oil and refined products.

Our Washington refinery receives all of its Canadian crude oil and delivers a high proportion of its gasoline, diesel fuel and jet fuel through third-party pipelines and the balance through marine vessels. Our Hawaii and Alaska refineries receive most of their crude oil and transport a substantial portion of their refined products through ships and barges. Our Utah refinery receives substantially all of its crude oil and delivers substantially all of its refined products through third-party pipelines. Our North Dakota refinery delivers substantially all of its refined products through a third-party pipeline system. Our Golden Eagle refinery receives approximately one-third of its crude oil through pipelines and the balance through marine vessels. Substantially all of our Golden Eagle refinery’s production is delivered through third-party pipelines, ships and barges. Our Los Angeles refinery receives California crudes through third-party pipelines and the balance of its crude supply through marine vessels. Approximately two-thirds of our Los Angeles refinery’s production is delivered through third-party pipelines, terminals, ships and barges. In addition to environmental risks discussed above, we could experience an interruption of supply or an increased cost to deliver refined products to market if the ability of the pipelines or vessels to transport crude oil or refined products is disrupted because of accidents, governmental regulation or third-party action. A prolonged disruption of the ability of a pipeline or vessels to transport crude oil or refined product could have a material adverse effect on our business, financial condition and results of operations.

Terrorist attacks and threats or actual war may negatively impact our business.

Our business is affected by global economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control, such as actual or threatened terrorist attacks and acts of war. Terrorist attacks, as well as events occurring in response to or in connection with them, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers or energy markets in general, may adversely impact our operations. As a result, there could be delays or losses in the delivery of supplies and raw materials to us, delays in our delivery of refined products, decreased sales of our refined products and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets (which could include refineries such as ours) may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could significantly impact energy prices, including prices for our crude oil and refined products, and have a material adverse impact on the margins from our refining and wholesale marketing operations. In addition, significant increases in energy prices could result in government-imposed price controls. Any one of, or a combination of, these occurrences could have a material adverse effect on our business, financial condition and results of operations.

Our operating results are seasonal and generally are lower in the first and fourth quarters of the year.

Demand for gasoline is higher during the spring and summer months than during the winter months in most of our markets due to seasonal changes in highway traffic. As a result, our operating results for the first and fourth quarters are generally lower than for those in the second and third quarters.

Competition from companies that produce their own supply of feedstocks, have more extensive retail outlets, or have greater financial resources could materially affect our business, financial condition and results of operations.

We compete on a global basis with a number of integrated oil companies who produce crude oil, some of which is used in their refining operations. Unlike the major integrated oil companies, we obtain all of our feedstocks from unaffiliated sources. Because of their integrated operations and larger capitalization, these companies may be more flexible in responding to volatile industry or market conditions, such as shortages of crude oil and other feedstocks or extreme price fluctuations. In addition, we compete with producers and marketers in other industries that supply alternative forms of energy and fuels to satisfy the requirements of our industrial, commercial and individual customers.

We also face strong competition in the market for the sale of retail gasoline and merchandise. Our competitors include service stations operated by fully integrated major oil companies and other well-recognized national or regional retail outlets, often selling gasoline or merchandise at aggressively competitive prices.

Some of our competitors also have materially greater financial and other resources than we have. Such competitors have a greater ability to bear the economic risks inherent in all phases of our industry. The actions of our competitors, along with changes in the supply and price of foreign imports, could lead to lower prices or reduced margins for the products we sell, which could have an adverse effect on our business, financial condition and results of operations.

Disclosure regarding forward-looking statements

This prospectus (including information incorporated by reference herein) includes and references “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, expectations regarding refining margins, revenues, cash flows, capital expenditures, turnaround expenses, and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins and profitability. We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would” and similar terms and phrases to identify forward-looking statements in this prospectus, which speak only as of the date the statements were made.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect.

The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•	changes in global economic conditions and the effects of the global economic downturn on our business and the business of our suppliers, customers, business partners and credit lenders;

•	changes in capital requirements or in execution of planned capital projects;

•	the timing and extent of changes in commodity prices and underlying demand for our refined products;

•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined products;

•	disruptions due to equipment interruption or failure at our facilities or third-party facilities;

•	the availability and costs of crude oil, other refinery feedstocks and refined products;

•	changes in our cash flow from operations;

•	changes in the cost or availability of third-party vessels, pipelines and other means of transporting crude oil feedstocks and refined products;

•	actions of customers and competitors;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war;

•	political developments;

•	changes in our inventory levels and carrying costs;

•	seasonal variations in demand for refined products;

•	changes in fuel and utility costs for our facilities;

•	state and federal environmental, economic, health and safety, energy and other policies and regulations, any changes therein, and any legal or regulatory investigations, delays or other factors beyond our control;

•	risks related to labor relations and workplace safety;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any reserves;

•	weather conditions affecting our operations or the areas in which our refined products are marketed; and

•	earthquakes or other natural disasters affecting operations.

Many of these factors, as well as other factors, are described in greater detail in our filings with the Securities and Exchange Commission (the “SEC”) and in “Risk Factors” beginning on page 14. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. Except as required by law, we undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this prospectus.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $      million, after deducting the underwriters’ discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, the repayment or the refinancing of indebtedness, capital expenditures and working capital.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2009 on an actual basis and as adjusted to give effect to this offering as if it had occurred on March 31, 2009.

You should read the following information in conjunction with the information contained in “Description of other indebtedness” included in this prospectus and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our filings incorporated by reference into this prospectus.

	As of March 31, 2009
		As adjusted for
(in millions)	Actual	this offering

Cash and cash equivalents	$156	$

Total Debt:
Revolving credit facility(1)	$–	$–
6 1/4% senior notes due 2012	450	450
6 5/8% senior notes due 2015	450	450
6 1/2% senior notes due 2017	500	500
Senior notes offered hereby(2)	–	300
Junior subordinated notes due 2012	120	120
Capital lease obligations	26	26

Total Debt	$1,546	$1,846

Total stockholders’ equity	3,259	3,259

Total capitalization	$4,805	$5,105

(1)	At March 31, 2009, our revolving credit facility provided for borrowings (including letters of credit) up to the lesser of the amount of a periodically adjusted borrowing base of approximately $1.3 billion million (based upon an Alaska North Slope crude oil price of $49 per barrel), consisting of our eligible cash and cash equivalents, receivables and petroleum inventories, net of the standard reserve as defined, or the agreement’s total capacity of $1.81 billion. The capacity can be further increased up to a total capacity of $1.95 billion. As of March 31, 2009, we had no borrowings and $251 million in letters of credit outstanding under our revolving credit facility, resulting in total unused credit availability of approximately $1.0 billion, or 80% of the eligible borrowing base. As of May 31, 2009, we had $50 million of borrowings and $342 million in letters of credit outstanding under our revolving credit facility, resulting in total unused credit availability of approximately $739 million, or 65.3% of the eligible borrowing base.

(2)	The recorded amount of the notes offered hereby will be reduced by the amount of any original issue discount.

Description of other indebtedness

Revolving credit facility and letter of credit facility

At March 31, 2009, our revolving credit facility provided for borrowings (including letters of credit) up to the lesser of the amount of a periodically adjusted borrowing base of approximately $1.3 billion (based upon an Alaska North Slope crude oil price of $49 per barrel), consisting of our eligible cash and cash equivalents, receivables and petroleum inventories, net of the standard reserve as defined, or the agreement’s total capacity of $1.81 billion. The capacity can be increased up to a total capacity of $1.95 billion. As of March 31, 2009, we had no borrowings and $251 million in letters of credit outstanding under the revolving credit facility, resulting in total unused credit availability of approximately $1.0 billion, or 80% of the eligible borrowing base. Borrowings under the revolving credit facility bear interest at either a base rate (3.25% at March 31, 2009) or a Eurodollar rate (0.50% at March 31, 2009) plus an applicable margin. The applicable margin at March 31, 2009 was 1.00% in the case of the Eurodollar rate, but varies based upon our credit facility availability and credit ratings. Letters of credit outstanding under the revolving credit facility incur fees at an annual rate tied to the applicable margin described above (1.00% at March 31, 2009). We also incur commitment fees for the unused portion of the revolving credit facility at an annual rate of 0.25% as of March 31, 2009. Our revolving credit facility expires in May 2012.

On May 28, 2009, we amended our revolving credit facility to, among other things, increase (i) the amount of unsecured indebtedness allowed under separate arrangements from $75 million to $600 million and (ii) letters of credit allowed under separate letter of credit agreements from $500 million to $600 million. The amendment increases the applicable margin (1.5% at May 28, 2009), which will vary based upon our revolving credit facility availability and credit ratings, and the annual rate of commitment fees from 0.25% to 0.375%.

Lehman Commercial Paper Inc. (“Lehman CPI”) was one of the lenders under our revolving credit facility, representing a commitment of $50 million (less than 3% of our total revolving credit facility capacity). In October 2008, Lehman CPI filed for bankruptcy. Lehman CPI will not participate in any future requests for funding and it is not certain whether another lender might assume its commitment. Our total capacity of $1.81 billion at March 31, 2009 reflects this commitment reduction.

The revolving credit facility contains covenants and conditions that, among other things, limit our ability to pay cash dividends, incur indebtedness, create liens and make investments. Tesoro is also required to maintain a minimum fixed charge coverage ratio and specified levels of tangible net worth. If the Company does not maintain a minimum fixed charge coverage ratio of 1.0:1.0, the standard reserve for the borrowing base will be adjusted. So long as the Company is in compliance with the standard reserve, no default or unmatured default shall result from a fixed charge coverage ratio of less than 1.0:1.0. For the year ended December 31, 2008 and for the first quarter ended March 31, 2009, we satisfied all of the financial covenants under the revolving credit facility. The revolving credit facility is guaranteed by substantially all of Tesoro’s active subsidiaries, other than our pipeline subsidiaries, and is secured by substantially all of Tesoro’s cash and cash equivalents, petroleum inventories and receivables.

We also have three separate letter of credit facilities for the purchase of foreign petroleum inventories. The agreements are secured by the petroleum inventories supported by letters of credit issued under these agreements and will remain in effect until terminated by either party.

As of March 31, 2009, we had $196 million in letters of credit outstanding under these facilities, resulting in total unused credit availability of $304 million, or 61% of total capacity under these agreements.

6 1/4% senior notes due 2012

In November 2005, we issued $450 million aggregate principal amount of 6 1/4% senior notes due November 1, 2012. The notes mature on November 1, 2012 with no sinking fund requirements and are subject to optional redemption, in whole or in part, by us prior to the maturity date at a “make whole” redemption price. The indenture for the notes contains covenants, agreements and events of default that are customary with respect to non-investment grade debt securities and are identical to the covenants in the indenture for our 6 5/8% senior notes due 2015. Substantially all of these covenants will terminate before the notes mature if one of two specified ratings agencies assigns the notes an investment grade rating and no events of default exist under the indenture. The terminated covenants will not be restored even if the credit rating assigned to the notes subsequently falls below investment grade. The notes are unsecured and are guaranteed by substantially all of our active domestic subsidiaries.

6 5/8% senior notes due 2015

In November 2005, we issued $450 million aggregate principal amount of 6 5/8% senior notes due November 1, 2015. The notes mature on November 1, 2015 with no sinking fund requirements and are subject to optional redemption by us prior to November 1, 2010 at a “make whole” redemption price, and on or after November 1, 2010, at the redemption prices (expressed as percentages of principal amount) set forth as follows for the corresponding twelve-month periods commencing November 1 (plus accrued interest thereon): November 1, 2010—103.313%; November 1, 2011—102.208%; November 1, 2012—101.104%; and November 1, 2013 and thereafter—100.00%. The indenture for the notes contains covenants, agreements and events of default that are customary with respect to non-investment grade debt securities and are identical to the covenants in the indenture for our 6 1/4% senior notes due 2012. Substantially all of these covenants will terminate before the notes mature if one of two specified ratings agencies assigns the notes an investment grade rating and no events of default exist under the indenture. The terminated covenants will not be restored even if the credit rating assigned to the notes subsequently falls below investment grade. The notes are unsecured and are guaranteed by substantially all of our active domestic subsidiaries.

6 1/2% senior notes due 2017

In May 2007, we issued $500 million aggregate principal amount of 6 1/2% senior notes due June 1, 2017. The notes mature on June 1, 2017 with no sinking fund requirements and are subject to optional redemption by us prior to June 1, 2012 at a “make whole” redemption price, and on or after June 1, 2012, at the redemption prices (expressed as percentages of principal amount) set forth as follows for the corresponding twelve-month periods commencing June 1 (plus accrued interest thereon): June 1, 2012—103.250%; June 1, 2013—102.167%; June 1, 2014—101.083%; and June 1, 2015 and thereafter—100.000%. We also have the right to redeem up to 35% of the aggregate principal amount of these notes at a redemption price of 106.500% with proceeds from certain equity issuances before June 1, 2010. The indenture for the notes contains covenants, agreements and events of default that are customary with respect to non-investment grade debt securities. Substantially all of these covenants will terminate before the notes mature if one of two specified ratings agencies assigns the notes an investment grade rating and no events of default exist under the indenture. The terminated covenants will not be restored even if the credit rating assigned to the notes subsequently falls below investment grade. The notes are unsecured and are guaranteed by substantially all of our active domestic subsidiaries.

The indentures for our Existing Senior Notes contain covenants and restrictions which are customary for notes of this nature. These covenants and restrictions limit, among other things, our ability to:

•	pay dividends and other distributions with respect to our capital stock and purchase, redeem or retire our capital stock;

•	incur additional indebtedness and issue preferred stock;

•	sell assets unless the proceeds from those sales are used to repay debt or are reinvested in our business;

•	incur liens on assets to secure certain debt;

•	engage in certain business activities;

•	engage in certain merger or consolidations and transfers of assets; and

•	enter into transactions with affiliates.

The indentures also limit our subsidiaries’ ability to create restrictions on making certain payments and distributions.

Junior subordinated notes due 2012

In connection with our acquisition of the Golden Eagle refinery, we issued to the seller two ten-year junior subordinated notes with face amounts totaling $150 million. The notes consist of: (i) a $100 million junior subordinated note, due July 2012, which was non-interest bearing through May 16, 2007, and carries a 7.5% interest rate thereafter, and (ii) a $50 million junior subordinated note, due July 2012, which bears interest at 7.47% from May 17, 2003 through May 16, 2007 and 7.5% thereafter. We initially recorded these two notes at a combined present value of approximately $61 million, discounted at rates of 15.625% and 14.375%, respectively. We are amortizing the discount over the term of the notes.

Description of the notes

Tesoro will issue the  % Senior Notes due 2019 under an indenture (the “Indenture”) among Tesoro, the Guarantors and U.S. Bank National Association, as trustee. The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following discussion summarizes the material provisions of the notes and the Indenture. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of the notes and the Indenture, including the definition of certain terms, and to the TIA as amended. We urge you to read the notes and the Indenture because they, and not this description, define your rights as holders of the notes. You can find the definitions of certain terms used in this description under the caption “—Certain definitions”. In this description, the word “Tesoro” refers only to Tesoro Corporation and does not include any of its Subsidiaries. Certain other defined terms used in this description but not defined below under the caption “—Certain definitions” have the meanings assigned to them in the Indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief description of the notes and the guarantees

The notes

The notes:

•	will be general unsecured senior obligations of Tesoro;

•	will be equal in right of payment to all existing and future senior Indebtedness of Tesoro, including Tesoro’s obligations under the Existing Senior Notes and the Senior Credit Facility;

•	will be senior in right of payment to all existing and future subordinated Indebtedness of Tesoro, including, pursuant to its terms, Tesoro’s obligations under the Junior Subordinated Notes;

•	will be effectively subordinate in right of payment to all existing and future secured Indebtedness of Tesoro, including Indebtedness under the Senior Credit Facility, to the extent of the value of the collateral securing such Indebtedness;

•	will be structurally subordinate in right of payment to all existing and future Indebtedness and other liabilities of Tesoro’s non-guarantor Subsidiaries (other than Indebtedness and liabilities owed to Tesoro or any Guarantor); and

•	will be unconditionally guaranteed by the Guarantors on a senior unsecured basis.

As of March 31, 2009, assuming that Tesoro had completed the offering of the notes, Tesoro would have had total Indebtedness of approximately $1.9 billion, of which $26 million would have been secured Indebtedness and $150 million would have been junior in right of payment to the notes. As of March 31, 2009, assuming that Tesoro had completed the offering of the notes, the notes would have been structurally subordinated to $286 million of liabilities (including trade payables) of Tesoro’s non-guarantor Subsidiaries. In addition, as of March 31, 2009, Tesoro had $447 million of letters of credit outstanding under its letter of credit facilities that do not constitute Indebtedness, but any obligations that arise thereunder are secured by the crude oil inventories supported thereby.

The guarantees

The notes initially will be guaranteed by each of the Guarantors. Each Subsidiary Guarantee:

•	will be a general unsecured senior obligation of such Guarantor;

•	will be equal in right of payment to all existing and future senior Indebtedness of such Guarantor, including such Guarantor’s guarantee of the Existing Senior Notes and the Senior Credit Facility;

•	will be senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor;

•	will be effectively subordinate in right of payment to all existing and future secured Indebtedness of such Guarantor, including its guarantee of Indebtedness under the Senior Credit Facility, to the extent of the value of the collateral securing that Indebtedness; and

•	will be structurally subordinate to all existing and future indebtedness and other liabilities of Tesoro’s non-guarantor Subsidiaries (other than indebtedness and liabilities owed to such Guarantor).

As of March 31, 2009, assuming that Tesoro had completed the offering of the notes and the Guarantors had provided Subsidiary Guarantees as described herein, the Guarantors would have had $26 million of Indebtedness outstanding in the form of capital leases.

Not all of Tesoro’s Restricted Subsidiaries will guarantee the notes. Furthermore, newly created or acquired Restricted Subsidiaries will be required to guarantee the notes only under the circumstances described below under the caption “—Certain covenants—Additional subsidiary guarantees”. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, the non-guarantor Subsidiary will pay the holders of its debt and other liabilities before it will be able to distribute any of its assets to Tesoro. Tesoro’s non-guarantor Subsidiaries had assets representing approximately $421 million, or 5% of the consolidated assets (after giving effect to intercompany eliminations) of Tesoro as of March 31, 2009, and revenue representing approximately $372 million, or 11% of the consolidated revenues (after giving effect to intercompany eliminations) of Tesoro for the three months ended March 31, 2009.

As of the Issue Date, all of Tesoro’s Domestic Subsidiaries will be Restricted Subsidiaries.However, under the circumstances described below under the subheading “—Certain covenants—Restricted payments”, Tesoro will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries”. Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture and will not guarantee the notes.

Principal, maturity and interest

The notes will mature on          , 2019. The notes will bear interest at the applicable rate set forth on the cover page of this prospectus from          , 2009, or from the most recent interest payment date to which interest has been paid. Interest on the notes will be payable semiannually on           and           of each year, beginning on          , 2009. Tesoro will pay interest to those persons who are holders of record at the close of business on           and

           of each year. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Tesoro will issue the notes in an initial aggregate principal amount of $300 million. Tesoro may issue additional notes from time to time after the date hereof. Any offering of additional notes will be subject to all of the covenants in the Indenture. The notes and any additional notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any additional notes issued will be guaranteed by the Guarantors party to the Indenture. Unless the context otherwise requires, references to “notes” for all purposes of the Indenture and this “Description of the notes” include any additional notes that are actually issued.

Principal of and premium and interest, if any, on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of Tesoro in The City of New York maintained for such purposes, which initially will be the office of the trustee in The City of New York. In addition, interest may be paid, at Tesoro’s option, by check mailed to registered holders at their respective addresses as shown on the security register for the notes. The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in specified circumstances for any tax or other governmental charge that may be imposed in connection with those transfers, exchanges or redemptions.

Subsidiary guarantees

Tesoro’s payment obligations with respect to the notes will be jointly and severally guaranteed on a senior basis by the Guarantors. Prior to the occurrence of an Investment Grade Rating Event, additional Domestic Subsidiaries of Tesoro will be required to become Guarantors under the circumstances described under “—Certain covenants—Additional subsidiary guarantees”. The Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount the Guarantor is permitted to guarantee under applicable law without creating a “fraudulent conveyance”. See “Risk factors—Risks relating to the notes—The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or avoid the subsidiary guarantees”.

The Indenture will provide that, to the extent that the Subsidiary Guarantee of a Guarantor has not been released in accordance with the provisions of the Indenture, such Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into, another Person (whether or not such Guarantor is the resulting, transferee or surviving Person) other than Tesoro or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than Tesoro or another Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the Indenture, all the obligations of such Guarantor under the Indenture, the notes and its Subsidiary Guarantee on terms set forth therein; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of the Indenture described under the caption “—Repurchase at the option of holders—Asset sales”.

The Indenture will provide that the Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Tesoro, if the sale or other disposition complies with the applicable provisions of the Indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Tesoro, if the sale or other disposition complies with the applicable provisions of the Indenture;

(3) if such Guarantor is a Restricted Subsidiary and Tesoro designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal defeasance and covenant defeasance” or upon satisfaction and discharge of the Indenture as described below under the caption “—Satisfaction and discharge”;

(5) upon the liquidation or dissolution of such Guarantor, provided that no Default or Event of Default has occurred and is continuing; or

(6) following the occurrence of an Investment Grade Rating Event, at such time as such Guarantor does not have outstanding or guarantee Indebtedness in excess of a De Minimis Guaranteed Amount.

Optional redemption

The notes will not be redeemable at the option of Tesoro except as described below.

On or after    , 2014, the notes will be subject to redemption at any time and from time to time at the option of Tesoro, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on    of the years indicated below:

Year	Percentage

2014	%
2015	%
2016	%
2017 and thereafter	100.000%

At any time and from time to time before   , 2012, Tesoro may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding notes (which amount

includes additional notes) at a redemption price of   % of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds (other than Designated Proceeds) of any one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of the notes initially issued under the Indenture (which amount excludes additional notes) remains outstanding immediately after each such redemption; and provided, further, that each such redemption shall occur within 120 days of the date of the closing of such Equity Offering.

In addition, at any time and from time to time prior to   ,2014, Tesoro may, at its option, redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the notes plus accrued and unpaid interest, if any, thereon to the redemption date. Notice of such redemption must be mailed to holders of the notes called for redemption not less than 30 nor more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The Indenture will provide that, with respect to any such redemption, Tesoro will notify the trustee of the Applicable Premium with respect to the notes promptly after the calculation and that the trustee will not be responsible for such calculation.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the notes called for redemption (if no maturity is within three months before or after   , 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Applicable Premium” means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the notes on   , 2014 (such redemption price being described above in the third paragraph of this “—Optional redemption” section) plus (2) all required remaining scheduled interest payments due on the notes through   , 2014 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the notes on such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to   , 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to   , 2014.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the applicable trustee, Reference Treasury Dealer Quotations for the redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the applicable trustee after consultation with Tesoro.

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by Tesoro that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date.

Selection and notice

If less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or in accordance with the procedures of DTC; provided that no notes of $2,000 or less shall be redeemed in part. Notices of redemption with respect to the notes shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes, whose notes are to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption. Any redemption or notice of redemption may, at Tesoro’s discretion, be subject to one or more conditions precedent and, in the case of a redemption with the net cash proceeds (other than Designated Proceeds) of an Equity Offering, be given prior to the completion of the related Equity Offering.

Repurchase at the option of holders

Change of control triggering event

The Indenture will provide that, upon the occurrence of a Change of Control Triggering Event, all holders of notes issued under the Indenture will have the right to require Tesoro to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of the notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, Tesoro will mail to each holder of such notes a notice describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. Tesoro will comply with the requirements of

Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control Triggering Event.

With respect to any Change of Control Offer, on the Change of Control Payment Date, Tesoro will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof tendered pursuant to the Change of Control Offer; and

(3) deliver or cause to be delivered to the trustee all notes accepted for purchase together with an officers’ certificate stating the aggregate principal amount of the notes or portions thereof being purchased by Tesoro.

The paying agent will promptly mail to each holder of notes tendered pursuant to the Change of Control Offer the Change of Control Payment for such notes and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered by the holder; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Tesoro will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable, except as set forth under the captions “—Legal defeasance and covenant defeasance” and “—Satisfaction and discharge”. Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain any provision that permits the holders of notes issued thereunder to require Tesoro to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Tesoro’s ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control Triggering Event may constitute a default under the Credit Facilities. In addition, certain events that may constitute a change of control under the Credit Facilities and cause a default thereunder may not constitute a Change of Control Triggering Event under the Indenture. Future Indebtedness of Tesoro and its Subsidiaries may also contain prohibitions on certain events that would constitute a Change of Control Triggering Event or require such Indebtedness to be repurchased upon a Change of Control Triggering Event. Moreover, the exercise by holders of notes of their right to require Tesoro to repurchase their notes could cause a default under such Indebtedness, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on Tesoro. Finally, Tesoro’s ability to pay cash to the holders of notes upon a repurchase may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Credit Facilities and other Indebtedness may prohibit Tesoro from prepaying or purchasing the notes before their scheduled maturity. Consequently, if Tesoro is unable to prepay or purchase any Indebtedness containing such restrictions or obtain requisite consents, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control Triggering Event, which could result in a Default under the Indenture. A Default under the Indenture may result in a cross-default under other Indebtedness.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Tesoro by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Tesoro and its Restricted Subsidiaries taken as a whole. There is little case law interpreting the phrase “all or substantially all” in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of notes to require Tesoro to repurchase the holder’s notes as a result of a sale, lease, exchange or other transfer of Tesoro’s assets to a Person or a group based on the Change of Control provisions may be uncertain.

Tesoro will not be required to make a Change of Control Offer with respect to the notes upon a Change of Control Triggering Event if a third party makes the Change of Control Offer with respect to the notes in the manner, at the times and otherwise in compliance with the requirements set forth in the related indenture that are applicable to a Change of Control Offer made by Tesoro and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made with respect to the notes in advance of a Change of Control Triggering Event, and conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement for the Change of Control is in place at the time of making of the Change of Control Offer.

With respect to the notes, if holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Tesoro, or any third party making a Change of Control Offer in lieu of Tesoro as described above, purchases all of the notes validly tendered and not withdrawn by such holders, Tesoro or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to the date of redemption.

Upon the occurrence of an Investment Grade Rating Event, the Change of Control provisions described under this caption will cease to apply to Tesoro and will no longer have effect.

Asset sales

The Indenture will provide that Tesoro will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Tesoro or the Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Sale and which shall give effect to the assumption by another Person of any liabilities as provided for in clause (2)(a) of this paragraph and which, in the case of an Asset Sale involving consideration not exceeding $100 million, need not be determined by the Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration received in such Asset Sale is in the form of cash or Cash Equivalents; provided that any of the following items shall be deemed to be cash and Cash Equivalents for the purposes of this clause (2):

(a) the assumption of any liabilities (as shown on Tesoro’s or the Restricted Subsidiary’s most recent balance sheet) of Tesoro or any Restricted Subsidiary of Tesoro (other than liabilities that are by their terms subordinated to notes issued under the Indenture or any Subsidiary Guarantee, other than the Junior Subordinated Notes) by the transferee of any such assets pursuant to a customary novation agreement that releases Tesoro or the Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Tesoro or any such Restricted Subsidiary from such transferee that are converted by Tesoro or the Restricted Subsidiary into cash or Cash Equivalents within 180 days following their receipt (to the extent of cash or Cash Equivalents received);

(c) other assets or rights used or useful in a Permitted Business, including, without limitation, assets or Investments of the nature or type described in clause (13) of the definition of “Permitted Investments”;

(d) accounts receivable of a business retained by Tesoro or any of its Restricted Subsidiaries following the sale of such business; provided that such accounts receivable (x) are not past due more than 60 days and (y) do not have a payment date greater than 90 days from the date of the invoice creating such accounts receivable; and

(e) any Designated Non-cash Consideration received since the Issue Date in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) not to exceed 10% of the Consolidated Net Worth of Tesoro at the time of the receipt of such Designated Non-cash Consideration with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value;

provided that any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Lien incurred not in violation of the covenant described below under the caption “—Certain covenants—Liens” or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in clauses (1) and (2) of this paragraph.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Tesoro or the Restricted Subsidiary, as the case may be, may apply such Net Proceeds, at its option:

(a) to prepay, repay, purchase, repurchase or redeem any Senior Indebtedness of Tesoro or any Restricted Subsidiary (other than Disqualified Stock), in each case, other than Indebtedness owed to Tesoro or an Affiliate of Tesoro;

(b) to acquire a controlling interest in another business or all or substantially all of the assets or operating line of another business, in each case engaged in a Permitted Business;

(c) to make capital expenditures; or

(d) to acquire other non-current assets to be used in a Permitted Business, including, without limitation, assets or Investments of the nature or type described in clause (13) of the definition of “Permitted Investments;”

provided, that Tesoro or the applicable Restricted Subsidiary will be deemed to have complied with clause (b) or (c) of the prior sentence if, within 365 days of such Asset Sale, Tesoro or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or a binding agreement with respect to an expenditure or Investment, in compliance with clause (b) or (c), and that expenditure or Investment is substantially completed within a date one year and six months after the date of such Asset Sale. Pending the final application of any such Net Proceeds, Tesoro may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales described in this paragraph that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Asset Sale Proceeds.”

When the aggregate amount of Excess Asset Sale Proceeds exceeds $30 million, Tesoro will be required under the Indenture to make an offer to the holders of notes issued thereunder and the holders of any Senior Indebtedness that is subject to requirements with respect to the application of net proceeds from asset sales that are substantially similar to those contained in the Indenture (an “Asset Sale Offer”) to purchase on a pro rata basis (with the Excess Asset Sale Proceeds prorated between the holders of the notes and such holders of pari passu Indebtedness based upon outstanding aggregate principal amounts or accreted values) the maximum principal amount of the notes and such other Indebtedness that may be purchased or prepaid, as applicable, out of the prorated Excess Asset Sale Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value) thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount (or accreted value) of notes and other Indebtedness tendered (and electing to be redeemed or repaid, as applicable) pursuant to an Asset Sale Offer is less than the Excess Asset Sale Proceeds, Tesoro and its Restricted Subsidiaries may use any remaining Excess Asset Sale Proceeds for general corporate purposes and any other purpose not prohibited by the Indenture. If the aggregate principal amount (or accreted value) of the notes and such other Indebtedness surrendered by holders thereof exceeds the amount of the prorated Excess Asset Sale Proceeds, Tesoro shall select the notes and such other Indebtedness to be purchased on a pro rata basis based on the principal amount or accreted value tendered. Upon completion of the offer to purchase, the amount of Excess Asset Sale Proceeds shall be reset at zero.

Upon the occurrence of an Investment Grade Rating Event, the Asset Sale provisions described under this caption will cease to apply to Tesoro and will no longer have effect.

Certain covenants

The Indenture will contain covenants including, among others, those summarized below. Upon the occurrence of an Investment Grade Rating Event, each of the covenants described below (except for clause (1) of the first paragraph of the covenant under the caption “—Merger, consolidation or sale of assets” and the covenant described under the caption “—Reports”), together with the Change of Control and Asset Sales provisions described above under the captions “—Repurchase at the option of the holder—Change of control triggering event” and “—Repurchase at the option of the holder—Asset sales”, respectively, and clause (6) of the first paragraph under the caption “—Events of default and remedies”, will cease to apply to Tesoro and its Subsidiaries, as the case may be, and will no longer have effect. Instead, the covenant described below under the caption “—Investment grade covenant” will apply to Tesoro and become effective upon the occurrence of such an Investment Grade Rating Event.

Restricted payments

The Indenture will provide that Tesoro will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Tesoro’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Tesoro or any of its Restricted Subsidiaries) or to the direct or indirect holders of Tesoro’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, in each case other than dividends or distributions declared or paid in Equity Interests (other than Disqualified Stock) of Tesoro or declared or paid to Tesoro or any of its Restricted Subsidiaries;

(2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving Tesoro) any Equity Interests of Tesoro (other than any such Equity Interests owned by a Restricted Subsidiary of Tesoro);

(3) make any payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at its Stated Maturity or a purchase, redemption, defeasance or other acquisition of such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity in each case due within one year of the date of purchase, redemption, defeasance or other acquisition; or

(4) make any Investment other than a Permitted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing;

(b) Tesoro would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of disqualified stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Tesoro or any of its Restricted Subsidiaries after the Reference Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (10), (11), (12) or (13) of the next succeeding paragraph or that were permitted by similar provisions in any of the indentures governing any of the Existing Senior Notes), is less than the sum of:

(1) 50% of the Consolidated Net Income of Tesoro for the period (taken as one accounting period) from the Reference Date to the end of Tesoro’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss), plus

(2) 100% of the aggregate net cash proceeds (other than Designated Proceeds), or the Fair Market Value of assets or property other than cash, received by Tesoro from the issue or sale, in either case, since the Reference Date of (A) Equity Interests of Tesoro (other than Disqualified Stock), or (B) Disqualified Stock or debt securities of Tesoro that have been converted into, or exchanged for, such Equity Interests, together with the aggregate cash received at the time of such conversion or exchange, or received by Tesoro from any such conversion or exchange of such debt securities sold or issued prior to the Reference Date other than Equity Interests (or Disqualified Stock or convertible or exchangeable debt securities) sold to a Restricted Subsidiary of Tesoro and other than Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock, plus

(3) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary pursuant to the terms of the Indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to or is liquidated into, Tesoro or a Restricted Subsidiary and provided that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the lesser of (A) the book value (determined in accordance with GAAP) at the date of such redesignation, combination or transfer of the aggregate Investments made by Tesoro and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable) and (B) the Fair Market Value of such Investment in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case after deducting any Indebtedness of the Unrestricted Subsidiary so designated or combined or with the assets so transferred or conveyed, plus

(4) to the extent not already included in Consolidated Net Income for such period, (A) if any Restricted Investment that was made by Tesoro or any Restricted Subsidiary after the Reference Date was or is sold, as the case may be, for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale or disposition (less the cost of disposition, if any) and (B) with respect to any Restricted Investment that was made by Tesoro or any Restricted Subsidiary after the Reference Date, the net reduction in such Restricted Investment resulting from payments of interest, dividends, principal repayments and other transfers and distributions of cash, assets or property, in an amount not to exceed the aggregate amount of such Restricted Investment.

As of March 31, 2009, Tesoro had $1.2 billion available for Restricted Payments pursuant to the preceding clause (c) of this paragraph.

The foregoing provisions shall not prohibit:

(1) the payment of any dividend or the consummation of an irrevocable redemption of Subordinated Obligations within 60 days after the date of the declaration of such dividend or the delivery of the irrevocable notice of redemption, as the case may be, if at the date of the declaration or the date on which such irrevocable notice is delivered, such dividend or redemption would have complied with the provisions of such indenture;

(2) the making of any Restricted Payments out of the net cash proceeds (other than Designated Proceeds) of the substantially concurrent sale or issuance (a sale or issuance will be deemed substantially concurrent if such redemption, repurchase, retirement or acquisition occurs not more than 45 days after such sale or issuance) (other than to a Restricted Subsidiary of Tesoro) of Equity Interests of Tesoro (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition, or payments, shall be excluded from clause (c)(2) of the preceding paragraph;

(3) the making of any principal payment on, or the defeasance, redemption, repurchase or other acquisition of, prior to its Stated Maturity, of any Subordinated Obligation with the net cash proceeds from an incurrence of, or in exchange for the issuance of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of Tesoro to the holders of its Equity Interests (other than Disqualified Stock) on a pro rata basis and the payment of any dividend or distribution by Tesoro to the holders of its Disqualified Stock, provided that such Disqualified Stock is issued on or after the 6 1/2% Senior Notes Issue Date in accordance with the first paragraph of the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock” or such similar provision of the 6 1/2% Senior Notes Indenture;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Tesoro or any Restricted Subsidiary of Tesoro held by any current or former officer, employee, consultant or director of Tesoro (or any of its Subsidiaries) pursuant to the terms of agreements (including employment agreements) and plans approved by Tesoro’s Board of Directors, including any management equity plan or stock option plan or any other management or employee benefit plan, agreement or trust; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (5) shall not exceed the sum of (x) $7.5 million in any twelve-month period, (y) the aggregate net proceeds received by Tesoro during such twelve-month period from the issuance of such Equity Interests (other than Disqualified Stock) pursuant to such agreements or plans and (z) the net cash proceeds of key man life insurance received by Tesoro or its Restricted Subsidiaries after the 6 1/2% Senior Notes Issue Date;

(6) repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options;

(7) the purchase, redemption, defeasance or retirement, in each case, prior to its Stated Maturity, of any Indebtedness that is subordinated in right of payment to the notes by payments out of Excess Asset Sale Proceeds remaining after completion of an Asset Sale Offer, provided that (x) any payments made or value given for such purchase, redemption, defeasance or retirement shall be made out of, or shall not be in excess of, any Excess Asset Sale Proceeds remaining after completion of an Asset Sale Offer (but for the provision of the last sentence of the penultimate paragraph under the caption “—Repurchase at the option of holders—Asset sales”) and (y) Tesoro would, at the time of such payment and after giving pro forma effect thereto as if such payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock”;

(8) the payment of reasonable and customary directors’ fees to the members of Tesoro’s Board of Directors, provided that such fees are consistent with past practice or current requirements;

(9) the purchase by Tesoro of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(10) the declaration and payment of dividends on mandatorily convertible preferred stock of Tesoro (other than Disqualified Stock) issued after the Issue Date in an aggregate amount not to exceed the amount of Designated Proceeds;

(11) the making from time to time of any payment on and in connection with a prepayment, or the purchase, redemption, defeasance or refinancing from time to time, of all or a part of the Junior Subordinated Notes;

(12) the repurchase, redemption or other acquisition or retirement for value of Equity Interests on any date where the notes are rated Baa or better by Moody’s and BB or better by S&P (or in either case, if such entity ceases to rate such notes for reasons outside of the control of Tesoro, the equivalent credit rating from any other Rating Agency), provided that on the date of such repurchase after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of Tesoro’s most recently ended four full fiscal quarters for which internal financial statements are available, Tesoro’s Leverage Ratio would have been equal to or less than 2.0 to 1; or

(13) other Restricted Payments made pursuant to this clause (13) or pursuant to such similar provision of the 6 1/2% Senior Notes Indenture in an aggregate principal amount since the 6 1/2% Senior Notes Issue Date not to exceed $100 million;

provided, further, that, with respect to clauses (2), (3), (5), (6), (7), (8), (10) and (13) above, no Default or Event of Default shall have occurred and be continuing.

In determining whether any Restricted Payment is permitted by the foregoing covenant, Tesoro may allocate or reallocate all or any portion of such Restricted Payment among the clauses (1) through (13) of the preceding paragraph or among such clauses and the first paragraph of this covenant including clauses (a), (b) and (c), provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant. The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the transfer, incurrence or issuance of such non-cash Restricted Payment.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, Tesoro could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under the first paragraph of the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock” or the Fixed Charge Coverage Ratio of Tesoro immediately after giving effect to such designation would not be less than the Fixed Charge Coverage Ratio of Tesoro immediately prior to such designation;

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing; and

(3) Tesoro certifies that such designation complies with this covenant.

Any such designation by the Board of Directors shall be evidenced by Tesoro promptly filing with the trustee a copy of the resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

The Board of Directors may designate any Subsidiary of Tesoro to be an Unrestricted Subsidiary under the circumstances and pursuant to the requirements described in the definition of “Unrestricted Subsidiary”, which requirements include that such designation will be made in compliance with this covenant. For purposes of making the determination as to whether such designation would be made in compliance with this covenant, all outstanding Investments by Tesoro and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (1) the net book value (determined in accordance with GAAP) of such Investments at the time of such designation, (2) the Fair Market Value of such Investments at the time of such designation and (3) the original Fair Market Value of such Investments at the time they were made.

If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof, and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

Incurrence of indebtedness and issuance of disqualified stock

The Indenture will provide that Tesoro will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), other than Permitted Debt, and Tesoro shall not issue, and shall not permit any of its Restricted Subsidiaries to issue, any Disqualified Stock; provided, however, that Tesoro or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if Tesoro’s Fixed Charge Coverage Ratio for Tesoro’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred, or such Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The provisions of the first paragraph of this covenant shall not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Tesoro or any Restricted Subsidiary of Indebtedness pursuant to one or more Credit Facilities; provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (1) and then outstanding does not exceed the greater of (A) $1.75 billion and (B) the amount of the Borrowing Base at the time of incurrence;

(2) the incurrence by Tesoro and the Guarantors of Indebtedness represented by the notes and the Subsidiary Guarantees to be issued on the Issue Date;

(3) the incurrence by Tesoro or any of its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness incurred under clause (1) of this paragraph);

(4) the incurrence by Tesoro or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness, the net proceeds of which are applied to refinance any Indebtedness incurred in respect of any Indebtedness described under clauses (2), (3), (4), (8) or (11) of this paragraph or incurred pursuant to the first paragraph of this covenant;

(5) the incurrence by Tesoro or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Tesoro and any of its Restricted Subsidiaries; provided, however, that (A) if Tesoro or any Guarantor is the obligor and a Restricted Subsidiary of Tesoro that is not a Guarantor is the obligee on such Indebtedness, such Indebtedness will be subordinated to the payment in full of all Obligations with respect to the notes and the Subsidiary Guarantees, as the case may be, and (B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Tesoro or a Restricted Subsidiary of Tesoro and (2) any sale or other transfer of any such Indebtedness to a Person that is not either Tesoro or a Restricted Subsidiary of Tesoro shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Tesoro or such Restricted Subsidiary, as the case may be, that is not then permitted by this clause (5);

(6) the incurrence by Tesoro or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including any Acquired Debt), in each case, incurred in connection with the purchase of, or for the purpose of financing the purchase of, the cost of construction, improvement or development of, property, plant or equipment used in the Permitted Business (including, without limitation, oil and gas properties) of Tesoro or a Restricted Subsidiary of Tesoro or incurred to extend, refinance, renew, replace, defease or refund any such purchase price or cost of construction, improvement or development, in an aggregate principal amount not to exceed $150 million at any time outstanding;

(7) the incurrence by Tesoro or any of its Restricted Subsidiaries of Indebtedness consisting of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(8) Indebtedness arising from agreements of Tesoro or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of Tesoro or any business or assets of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary of Tesoro or any of its Restricted Subsidiaries for the purposes of financing such acquisition;

(9) the guarantee by Tesoro or any Restricted Subsidiary of Indebtedness of Tesoro or a Restricted Subsidiary of Tesoro that was permitted to be incurred by any other provision of this covenant; provided that the guarantee of any Indebtedness of a Restricted Subsidiary of Tesoro that ceases to be such a Restricted Subsidiary shall be deemed a Restricted Investment at the time such Restricted Subsidiary’s status terminates in an amount equal to the maximum principal amount so guaranteed, for so long as, and to the extent that, such guarantee or security interest remains outstanding;

(10) the issuance by a Restricted Subsidiary of Tesoro of preferred stock to Tesoro or to any of its Restricted Subsidiaries; provided, however, that any subsequent event or issuance or transfer of any Equity Interests that results in the owner of such preferred stock ceasing to be Tesoro or any of its Restricted Subsidiaries or any subsequent transfer of such preferred stock to a Person, other than Tesoro or one of its Restricted Subsidiaries, shall be deemed to be an issuance of preferred stock by such Subsidiary that was not permitted by this clause (10);

(11) the incurrence by Tesoro or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(12) the incurrence by Tesoro or any of its Restricted Subsidiaries of Indebtedness incurred in the ordinary course of business under (A) documentary letters of credit, or surety bonds or insurance contracts, which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by Tesoro or a Restricted Subsidiary of Tesoro, (B) standby letters of credit, surety bonds or insurance contracts issued for the purpose of supporting (1) workers’ compensation or similar liabilities of Tesoro or any of its Restricted Subsidiaries or (2) performance, payment, deposit or surety obligations of Tesoro or any of its Restricted Subsidiaries and (C) bid, advance payment and performance bonds and surety bonds or similar insurance contracts for Tesoro and its Restricted Subsidiaries, and refinancings thereof; and

(13) the incurrence by Tesoro or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other provision of this covenant) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $200 million.

To the extent Tesoro’s Unrestricted Subsidiaries incur Non-Recourse Indebtedness and any such Indebtedness ceases to be Non-Recourse Indebtedness of such Unrestricted Subsidiary, then such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Tesoro that was subject to this covenant.

Tesoro will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Tesoro unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of Tesoro will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Tesoro solely by virtue of being unsecured.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described above or is entitled to be incurred pursuant to the first paragraph of this covenant, Tesoro will, in its sole discretion, classify (or later classify or reclassify) in whole or in part such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness or a portion thereof may be classified (or later classified or reclassified) in whole or in part as having been incurred under more than one of the applicable clauses or pursuant to the first paragraph hereof; provided that all Indebtedness outstanding under the Senior Credit Facility on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph of this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens

The Indenture will provide that Tesoro will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after that date, securing any Indebtedness, unless:

(1) in the case of Liens securing Subordinated Obligations of Tesoro or a Restricted Subsidiary, the notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on a senior basis to the Subordinated Obligations so secured with the same priority that the notes or Subsidiary Guarantees, as applicable, have to such Subordinated Obligations until such time as such Subordinated Obligations are no longer so secured by a Lien; and

(2) in the case of Liens securing Senior Indebtedness of Tesoro or a Restricted Subsidiary, the notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on an equal and ratable basis with the Senior Indebtedness so secured until such time as such Senior Indebtedness is no longer so secured by a Lien.

Dividend and other payment restrictions affecting subsidiaries

The Indenture will provide that Tesoro will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Tesoro to:

(1) (x) pay dividends or make any other distributions to Tesoro or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any Indebtedness owed to Tesoro or any of its Restricted Subsidiaries; provided, that the priority of any preferred stock in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

(2) make loans or advances to Tesoro or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Tesoro or any of its Restricted Subsidiaries.

The Indenture will further provide that restrictions in the first paragraph of this covenant will not apply to encumbrances or restrictions existing under or by reason of:

(a) agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (collectively, for the purposes of this covenant, “amendments”) of any such agreements or any Indebtedness outstanding on the Issue Date to which such agreements relate, provided that such amendments are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions than those contained in such agreement, as in effect on the Issue Date, as determined in good faith by an officer of Tesoro and, if such agreement provides for, or evidence, Indebtedness in excess of $75 million, as determined in good faith by the Board of Directors;

(b) any Credit Facility in effect after the Issue Date to the extent its provisions are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions than those contained in the Credit Facilities as in effect on the Issue Date, as determined in good faith by an officer of Tesoro and, if such Credit Facility provides for Indebtedness in excess of $75 million, as determined in good faith by the Board of Directors;

(c) the Indenture, the notes, the Subsidiary Guarantees or any other indentures governing debt securities issued by Tesoro or any Guarantor that are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions than those contained in the Indenture, the notes and the Subsidiary Guarantees, as determined in good faith by the Board of Directors;

(d) any future Liens that may be permitted to be granted under, or incurred not in violation of, any other provisions of the Indenture;

(e) applicable law or any applicable rule, regulation or order;

(f) any instrument governing Indebtedness or Capital Stock, or any other agreement relating to any property or assets, of a Person acquired by Tesoro or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person or such Person’s subsidiaries, so acquired, provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(g) restrictions of the nature described in clause (3) above by reason of customary non-assignment provisions in contracts, agreements, licenses and leases entered into in the ordinary course of business;

(h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

(i) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(j) agreements relating to secured Indebtedness otherwise permitted to be incurred pursuant to the covenant described above under the caption “—Incurrence of indebtedness and issuance of disqualified stock”, and not in violation of the covenant described above under the caption “—Liens”, that limit the right of the debtor to dispose of assets securing such Indebtedness;

(k) Permitted Refinancing Indebtedness in respect of Indebtedness referred to in clauses (a), (b), (c), (f), (h) and (j) of this paragraph, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by an officer of Tesoro and, if such Indebtedness exceeds $75 million, as determined in good faith by the Board of Directors;

(l) provisions with respect to the disposition or distribution of assets in joint venture agreements, asset sale agreements, agreements relating to Sale/Leaseback Transactions, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(m) encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under the Indenture from time to time; and

(n) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, consolidation or sale of assets

The Indenture will provide that Tesoro will not consolidate or merge with or into (whether or not Tesoro is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(1) Tesoro is the resulting, transferee or surviving Person or the resultant, transferee or surviving Person (if other than Tesoro) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, transferee or surviving Person assumes, pursuant to a supplemental indenture and other documentation in form and substance reasonably satisfactory to the trustee, all of the obligations and covenants of Tesoro under the Indenture and the notes; provided that, unless such resulting, transferee or surviving Person is a corporation, a corporate co-issuer of the notes will be added to the Indenture by such supplemental indenture;

(2) immediately before and after such transaction no Default or Event of Default shall have occurred and be continuing; and

(3) except in the case of a merger of Tesoro with or into a Restricted Subsidiary, or a sale, assignment, transfer, conveyance or other disposition of properties or assets to Tesoro or a Restricted Subsidiary, either:

(a) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, Tesoro or the resultant, transferee or surviving Person (if other than Tesoro) would have a Fixed Charge Coverage Ratio that is not less than the Fixed Charge Coverage Ratio of Tesoro immediately prior to such transaction;

(b) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, Tesoro or the resultant, transferee or surviving Person (if other than Tesoro) would be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of disqualified stock”; or

(c) immediately after giving pro forma effect to such transaction, the Consolidated Net Worth of Tesoro or the resultant, transferee or surviving Person (if other than Tesoro) would be not less than the Consolidated Net Worth of Tesoro immediately prior to such transaction.

Upon any transaction or series of related transactions that are of the type described in, and are effected in accordance with, the foregoing paragraph, the surviving Person (if other than Tesoro) shall succeed to, and be substituted for, and may exercise every right and power of, Tesoro under the Indenture and the notes with the same effect as if such surviving Person had been named as Tesoro in the Indenture, and when a surviving Person duly assumes all of the obligations and covenants of Tesoro pursuant to the Indenture and the notes, the predecessor Person shall be relieved of all such obligations.

In addition, Tesoro may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

This “Merger, consolidation or sale of assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Tesoro and any of the Guarantors.

Additional subsidiary guarantees

The Indenture will provide that if, after the Issue Date, any Domestic Subsidiary that is not already a Guarantor (whether or not acquired or created by Tesoro or a Restricted Subsidiary after the Issue Date) has outstanding or guarantees any other Indebtedness of Tesoro or a Guarantor in excess of a De Minimis Guaranteed Amount, then such Domestic Subsidiary will become a Guarantor with respect to the notes issued thereunder by executing and delivering a supplemental indenture, in the form provided for in the Indenture, to the trustee within 180 days of the date on which it guaranteed such Indebtedness.

Transactions with affiliates

The Indenture will provide that Tesoro will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $1 million, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Tesoro or the relevant Restricted Subsidiary than those that could have been obtained in a transaction by Tesoro or such Restricted Subsidiary with an unrelated Person or, if no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Tesoro or the relevant, Restricted Subsidiary from a financial point of view, as evidenced by the required deliverable provided for in clause (2) below; and

(2) Tesoro delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of at least $15 million, an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above;

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, a resolution of its Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors; and

(c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35 million and for which there are no disinterested members of its Board of Directors, an opinion as to the fairness to Tesoro of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor;

provided that none of the following shall be deemed to be Affiliate Transactions and therefore shall not be subject to the provisions of the preceding paragraph:

(1) Affiliate Transactions involving the purchase, sale, storage, terminalling or transportation of crude oil, natural gas and other hydrocarbons, and refined products therefrom, in the ordinary course of any Permitted Business, so long as such transactions are priced in line with industry accepted benchmark prices and the pricing of such transactions are equivalent to the pricing of comparable transactions with unrelated third parties;

(2) any employment, equity award, equity option or equity appreciation agreement or plan, agreement or other similar compensation plan or arrangement entered into by Tesoro or any of its Restricted Subsidiaries in the ordinary course of its business;

(3) transactions between or among (A) Tesoro and one or more Restricted Subsidiaries and (B) any Restricted Subsidiaries;

(4) the performance of any written agreement in effect on the Issue Date, as such agreement may be amended, modified or supplemented from time to time; provided, however, that any amendment, modification or supplement entered into after the Issue Date will be permitted only to the extent that its terms do not adversely affect the rights of any holders of the notes (as determined in good faith by an officer of Tesoro, and if such Affiliate Transaction, or related series thereof, involves aggregate consideration in excess of $25 million as determined in good faith by the Board of Directors) as compared to the terms of the agreement in effect on the Issue Date;

(5) loans or advances to officers, directors and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures and other purposes, in each case, in the ordinary course of business;

(6) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

(7) fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Tesoro or any of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

(8) sales of Equity Interests of Tesoro (other than Disqualified Stock) to Affiliates of Tesoro or any of its Restricted Subsidiaries;

(9) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted payments”; and

(10) any transactions between Tesoro or any Restricted Subsidiary and any Person, a director of which is also a director of Tesoro or a Restricted Subsidiary; provided that such director abstains from voting as a director of Tesoro or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction.

Reports

The Indenture will provide that whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, Tesoro will furnish to the trustee and each holder of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Tesoro were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Tesoro were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Tesoro’s consolidated financial statements by Tesoro’s certified independent accountants. In addition, Tesoro will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If at any time Tesoro is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Tesoro will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. Tesoro agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Tesoro’s filings for any reason, Tesoro will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Tesoro were required to file those reports with the Commission.

In addition, Tesoro and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Tesoro will be deemed to have furnished such reports to the trustees and the holders of notes if it has filed such reports with the Commission using the IDEA (f/k/a EDGAR) filing system and such reports are publicly available.

Investment grade covenant

The Indenture will provide that, upon the occurrence of an Investment Grade Rating Event, the covenant described below will apply to Tesoro and its Subsidiaries and become effective upon the occurrence of such an Investment Grade Rating Event.

Secured indebtedness

If Tesoro or any Subsidiary incurs any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Subsidiary, Tesoro or such Subsidiary, as the case may be, will secure the notes equally and ratably with (or, at its option, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, unless the aggregate amount of all Indebtedness secured by a Lien and the Attributable Amounts of all Sale/Leaseback Transactions involving Principal Property would not exceed 15% of Consolidated Net Tangible Assets.

Events of default and remedies

The Indenture will provide that any of the following will constitute an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by Tesoro or any of its Restricted Subsidiaries to comply with the provisions described above under the captions “—Certain covenants—Merger, consolidation or sale of assets” and “—Repurchase at the option of holders—Change of control triggering event” and such failure continues for 30 days after written notice is given to Tesoro as provided below;

(4) failure by Tesoro or any of its Restricted Subsidiaries to comply with any other agreement in the Indenture or the notes (other than a failure that is subject to clause (1), (2) or (3) above) and such failure continues for 60 days after written notice is given to Tesoro as provided below;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Tesoro or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Tesoro or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and,

in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $30 million or more, and such default shall not have been cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within ten business days after the running of such grace period or the occurrence of such acceleration;

(6) failure by Tesoro or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $30 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(7) certain events of bankruptcy or insolvency with respect to Tesoro, or any group of Subsidiaries that when taken together would constitute a Significant Subsidiary or any Significant Subsidiary upon the occurrence of such events; and

(8) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture).

A Default under clause (3) or clause (4) above will not be an Event of Default until the trustee or the holders of not less than 25% in the aggregate principal amount of the outstanding notes notifies Tesoro of the Default and Tesoro does not cure such Default within the specified time after receipt of such notice.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare all notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Tesoro, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all the notes will become due and payable without further action or notice. Holders of notes may not enforce the Indenture or the notes except as provided therein. Subject to certain limitations, the holders of a majority in principal amount of outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice from holders of the notes of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

In the case of an Event of Default specified in clause (5) of the first paragraph under this caption, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the notes, automatically and without any action by the trustee or the holders of such notes, if within 60 days after such Event of Default first arose Tesoro delivers an Officers’ Certificate to the trustee stating that (1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (2) the holders of the Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (3) the default that is the basis for such Event of Default has been cured; provided, however, that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

The holders of a majority in aggregate principal amount of the outstanding notes by notice to the trustee may on behalf of all holders of the notes (1) waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest, if any, on, or the principal of or premium on, the notes and (2) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

Tesoro will be required to deliver to the trustee annually a statement regarding compliance with the Indenture and Tesoro will be required upon becoming aware of any Default or Event of

Default under the Indenture to deliver to the trustee a statement specifying such Default or Event of Default.

Upon the occurrence of an Investment Grade Rating Event, clause (6) of the first paragraph under this caption will cease to apply to Tesoro and will no longer have effect.

No personal liability of directors, officers, employees, managers, incorporators, members, partners and stockholders

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of Tesoro or any of its Subsidiaries, as such, shall have any liability for any obligations of Tesoro or any Guarantor under the notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note by accepting the note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal defeasance and covenant defeasance

Tesoro may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of the outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due (but not the Change of Control Payment or the payment pursuant to an Asset Sale Offer) from the trust referred to below;

(2) Tesoro’s obligations with respect to holders of notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee and Tesoro’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Tesoro may, at its option and at any time, elect to have the obligations of Tesoro and the Guarantors released with respect to certain covenants that are described in the related Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described above under “—Events of default and remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Tesoro must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Tesoro must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Tesoro shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) Tesoro has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Tesoro shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or the grant of Liens securing such Indebtedness, all or a portion of the proceeds of which will be applied to such deposit);

(5) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Tesoro or any of its Restricted Subsidiaries is a party or by which Tesoro or any of its Restricted Subsidiaries is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;

(6) Tesoro shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) Tesoro must deliver to the trustee an officers’ certificate stating that the deposit was not made by Tesoro with the intent of preferring the holders of the notes over the other creditors of Tesoro with the intent of defeating, hindering, delaying or defrauding creditors of Tesoro or others; and

(8) Tesoro must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder when:

(a) either (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has heretofore been deposited in trust and thereafter repaid to Tesoro) have been delivered to the trustee for cancellation; or (2) all such notes not theretofore delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Tesoro has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default with respect to the Indenture or the notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Tesoro is a party or by which Tesoro is bound;

(c) Tesoro has paid or caused to be paid all sums due and payable by it under the Indenture; and

(d) Tesoro has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Tesoro must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents and Tesoro may require such holder to pay any taxes and fees required by law or permitted by the Indenture. Tesoro is not required to transfer or exchange any notes selected for redemption. Also, Tesoro is not required to transfer or exchange any notes in respect of which a notice of redemption has been given for a period of 15 days before a selection of the notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing Default or compliance with any provision of the Indenture or such notes may be waived with the consent of the holders of a majority in principal amount the outstanding notes (including, without limitation, consents obtained in connection with a purchase of, tender offer, or exchange offer for such notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in such note;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”); or

(8) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, Tesoro and the trustee may without the consent of any holder thereof amend or supplement the Indenture, the notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Tesoro’s or any Guarantor’s obligations to holders of the notes in the case of a merger or consolidation or sale of all or substantially all of Tesoro’s or such Guarantor’s assets, including the addition of any required co-issuer of the notes;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights of any such holders under the Indenture;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee or to evidence or provide for the acceptance of appointment of a successor trustee, in each case, as provided in the Indenture;

(7) to add any additional Events of Default;

(8) to secure the notes;

(9) to conform the text of the Indenture, such notes or the Subsidiary Guarantees to any provision of this “Description of the notes” to the extent that such provision in this “Description of the notes” was intended to be a recitation of a provision of the Indenture, the notes or the Subsidiary Guarantees; or

(10) to provide for the issuance of additional notes and related guarantees to the extent otherwise permitted to be incurred under the covenant described under “Certain covenants—Incurrence of indebtedness and issuance of disqualified stock”.

Concerning the trustee

The Indenture will contain certain limitations on the rights of the trustee, should it become a creditor of Tesoro, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture will provide that if an Event of Default shall occur and be continuing with respect to notes issued under the Indenture, the applicable trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terns, as well as any other capitalized terms used herein for which no definition is provided.

“6 1/2% Senior Notes” means the $500,000,000 aggregate principal amount of 6 1/2% senior notes due 2017 issued pursuant to the 6 1/2% Senior Notes Indenture.

“6 1/2% Senior Notes Indenture” means that certain indenture, dated as of the 6 1/2% Senior Notes Issue Date, by and among Tesoro, the Guarantors party thereto and U.S. Bank National Association, as Trustee.

“6 1/2% Senior Notes Issue Date” means May 29, 2007.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other

Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding, in any event, Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under the caption “—Certain covenants—Transactions with affiliates” and the use of the term “Affiliates” thereunder, beneficial ownership of 10% or more of the voting securities of a specified Person shall be deemed to be control by the owner thereof.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a Sale/Leaseback Transaction) other than in the ordinary course of business, or any damage or loss of property resulting in the payment of property insurance or condemnation proceeds to Tesoro or any Restricted Subsidiary (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Tesoro and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions “—Repurchase at the option of holders—Change of control triggering event” and “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”); and

(2) the issue or sale by Tesoro or any of its Restricted Subsidiaries of Equity Interests of any of Tesoro’s Restricted Subsidiaries,

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions, (a) that have a Fair Market Value in excess of $10 million or (b) for Net Proceeds in excess of $10 million; provided that the following will not be deemed to be Asset Sales:

(1) any sale or exchange of production of crude oil, natural gas and natural gas liquids, or refined products or residual hydrocarbons, or any other asset or right constituting inventory, made in the ordinary course of the Permitted Business;

(2) any disposition of assets in trade or exchange for assets of comparable Fair Market Value used or usable in any Permitted Business (including, without limitation, the trade or exchange for a controlling interest in another business or all or substantially all of the assets or operating line of a business, in each case, engaged in a Permitted Business or for other non-current assets to be used in a Permitted Business, including, without limitation, assets or Investments of the nature or type described in clause (13) of the definition of “Permitted Investments”); provided that (x) except for trades or exchanges of oil and gas properties and interests therein for other oil and gas properties and interests therein, if the fair market value of the assets so disposed of, in a single transaction or in a series of related transactions, is in excess of $35 million, Tesoro shall obtain an opinion or report from an Independent Financial Advisor confirming that the assets received by Tesoro and the Restricted Subsidiaries in such trade or exchange have a fair market value of at least the fair market value of the assets so disposed and (y) any cash or Cash Equivalents received by Tesoro or a Restricted Subsidiary in connection with such trade or exchange (net of any transaction costs of the type deducted under the definition of “Net Proceeds”) shall be treated as Net Proceeds of an Asset Sale and shall be applied in the manner set forth in the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”;

(3) a transfer of assets by Tesoro to a Restricted Subsidiary of Tesoro or by a Restricted Subsidiary of Tesoro to Tesoro or to a Restricted Subsidiary of Tesoro;

(4) an issuance or sale of Equity Interests by a Restricted Subsidiary of Tesoro to Tesoro or to another Restricted Subsidiary of Tesoro;

(5) (A) a Permitted Investment or (B) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain covenants—Restricted payments”;

(6) the trade, sale or exchange of Cash Equivalents;

(7) the sale, exchange or other disposition of obsolete assets not integral to any Permitted Business;

(8) the abandonment or relinquishment of assets or property in the ordinary course of business, including without limitation the abandonment, relinquishment or farm-out of oil and gas leases, concessions or drilling or exploration rights or interests therein;

(9) any lease of assets entered into in the ordinary course of business and with respect to which Tesoro or any Restricted Subsidiary of Tesoro is the lessor and the lessee has no option to purchase such assets for less than fair market value at any time the right to acquire such asset occurs;

(10) the disposition of assets received in settlement of debts accrued in the ordinary course of business;

(11) the creation or perfection of a Lien on any properties or assets (or any income or profit therefrom) of Tesoro or any of its Restricted Subsidiaries that is not prohibited by any covenant of the Indenture;

(12) the surrender or waiver in the ordinary course of business of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind; and

(13) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

“Attributable Amount” means, with respect to any Sale/Leaseback Transaction involving any Principal Property, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such

Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that the Attributable Amount of each of the following Sale/Leaseback Transactions involving a Principal Property shall, in each case, be zero:

(1) a Sale/Leaseback Transaction in which the lease is for a period, including renewal rights, not in excess of three years;

(2) a Sale/Leaseback Transaction in which the transfer of the Principal Property is made within 270 days of the acquisition or construction of, or the completion of a material improvement to, such Principal Property;

(3) a Sale/Leaseback Transaction in which the lease secures or relates to industrial revenue or pollution control bonds;

(4) a Sale/Leaseback Transaction in which the transaction is between or among Tesoro and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; or

(5) a Sale/Leaseback Transaction pursuant to which Tesoro, within 270 days after the completion of the transfer of the Principal Property, applies toward the retirement of its Indebtedness or the Indebtedness of a Restricted Subsidiary, or to the purchase of other property constituting a Principal Property, the greater of the net proceeds from the transfer of the Principal Property and the fair market value of the Principal Property; provided, however, that the amount that must be applied to the retirement of Indebtedness shall be reduced by:

(a) the principal amount of any debentures, notes or debt securities (including the notes) of Tesoro or a Restricted Subsidiary surrendered to the applicable trustee or agent for retirement and cancellation within 270 days of the completion of the transfer of the Principal Property;

(b) the principal amount of any Indebtedness not included in clause (5)(a) of this definition to the extent such amount of Indebtedness is voluntarily retired by Tesoro or a Restricted Subsidiary within 270 days of the completion of the transfer of the Principal Property; and

(c) all fees and expenses associated with the Sale/Leaseback Transaction.

“Board of Directors” means the Board of Directors of Tesoro or any committee thereof duly authorized to act on behalf of such Board.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by Tesoro and its Domestic Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 80% of the book value (before any reduction from current cost to LIFO cost) of all inventory owned by Tesoro and its Domestic Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(3) 100% of the cash and Cash Equivalents owned by Tesoro and its Domestic Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of one or more capital leases that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson BankWatch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; and

(5) commercial paper having the highest rating obtainable from Moody’s or S&P with maturities of not more than one year from the date of acquisition.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Tesoro and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) unless immediately following such sale, lease, exchange or other transfer in compliance with the Indenture such assets are owned, directly or indirectly, by (A) Tesoro or a Subsidiary of Tesoro or (B) a Person controlled by Tesoro or a Subsidiary of Tesoro;

(2) the approval by the holders of Capital Stock of Tesoro of any plan or proposal for the liquidation or dissolution of Tesoro;

(3) the acquisition in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Securities of Tesoro by any Person or Group that either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least 50% of Tesoro’s then outstanding voting securities entitled to vote on a regular basis for the Board of Directors, or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors, including, without limitation, by the acquisition of revocable proxies for the election of directors; or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders (or members, as applicable) of Tesoro was approved by a vote of a majority of the directors of Tesoro then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by Tesoro or any of its Restricted Subsidiaries solely for the purpose of changing the legal structure of Tesoro or such Restricted Subsidiary.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the notes.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Hedging Agreements” means agreements or arrangements designed to protect such Person against fluctuations in the price of (1) crude oil, natural gas, or other hydrocarbons, including refined hydrocarbon products; (2) electricity and other sources of energy or power used in Tesoro’s refining or processing operations; or (3) any other commodity; in each case, in connection with the conduct of its business and not for speculative purposes.

“Commodity Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Commodity Hedging Agreements.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

(1) an amount equal to any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

(4) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, minus

(5) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to Tesoro by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided, that

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles shall be excluded; and

(4) any ceiling limitation writedowns under Commission guidelines shall be treated as capitalized costs, as if such writedown had not occurred.

Notwithstanding the foregoing, for the purposes of the covenant described above under “—Certain covenants—Restricted payments” only, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off or deferred finance fees or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.

“Consolidated Net Tangible Assets” means, as of any date of determination, the consolidated total assets of Tesoro and its Restricted Subsidiaries determined in accordance with GAAP as of the end of Tesoro’s most recent fiscal quarter for which internal financial statements are available, less the sum of (1) all current liabilities and current liability items, and (2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Consolidated Net Worth” means the total of the amounts shown on a Person’s consolidated balance sheet determined in accordance with GAAP, as of the end of such Person’s most recent fiscal quarter for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of (1) the par or stated value of all of such Person’s outstanding Capital Stock, (2) paid-in capital or capital surplus relating to such Capital Stock and (3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

“Credit Facilities” means, with respect to Tesoro or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Facility), commercial paper facilities or Debt Issuances with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto).

“Debt Issuances” means, with respect to Tesoro or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5 million.

“Designated Non-cash Consideration” means, the fair market value of non-cash consideration received by Tesoro or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal financial officer of Tesoro, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Proceeds” means the amount of net cash proceeds received by Tesoro from each issuance or sale since the Issue Date of mandatorily convertible preferred stock of Tesoro (other than Disqualified Stock), that at the time of such issuance was designated by Tesoro as Designated Proceeds pursuant to an officer’s certificate delivered to the trustee; provided, however, that if the mandatorily convertible preferred stock providing such Designated Proceeds is thereafter converted into common stock of Tesoro, that portion of the Designated Proceeds that has not been paid as dividends pursuant to clause (10) of the second paragraph of the covenant described above under “Certain covenants—Restricted payments” will no longer be considered to be Designated Proceeds.

“Disqualified Stock” means, with respect to any Person, any Capital Stock to the extent that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, it matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, except such Capital Stock that is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

Notwithstanding the preceding paragraph, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Tesoro or any of its Restricted Subsidiaries to repurchase Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Tesoro or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants—Restricted payments”.

“Domestic Subsidiary” means any Restricted Subsidiary of Tesoro formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock of Tesoro or options, warrants or rights with respect to its Capital Stock (other than sales made to any Restricted Subsidiary of Tesoro and sales of Disqualified Stock) made for cash after the Issue Date.

“Existing Indebtedness” means the aggregate Indebtedness of Tesoro and its Restricted Subsidiaries outstanding on the Issue Date.

“Existing Senior Notes” means Tesoro’s $450.0 million 6 1/4% senior notes due 2012, $450.0 million 6 5/8% senior notes due 2015 and the 6 1/2% Senior Notes.

“Fair Market Value” means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by Tesoro or any Restricted Subsidiary, the fair market value of such consideration as determined in good faith by the Board of Directors of Tesoro, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee.

“Financial Hedging Agreements” means (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates in connection with the conduct of its business and not for speculative purposes.

“Financial Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Financial Hedging Agreements.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that Tesoro or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

(1) acquisitions that have been made by Tesoro or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated giving pro forma effect to any expense and cost reductions that have occurred or, in the reasonable judgment of the chief financial officer of Tesoro as set forth in an officers’ certificate, are reasonably expected to occur (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X promulgated by the Commission or any regulation or policy related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation or duplication, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

(4) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Tesoro (other than Disqualified Stock).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the date of determination.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantees or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof or pledging assets to secure), of all or any part of any Indebtedness.

“Guarantors” means:

(1) each of Gold Star Maritime Company, Smiley’s Super Service, Inc., Tesoro Alaska Company, Tesoro Aviation Company, Tesoro Companies, Inc., Tesoro Environmental Resources Company, Tesoro Far East Maritime Company, Tesoro Financial Services Holding Company, Tesoro Hawaii Corporation, Tesoro Maritime Company, Tesoro Northstore Company, Tesoro Refining and Marketing Company, Tesoro Trading Company, Tesoro Wasatch, LLC, Tesoro Sierra Properties, LLC, Tesoro South Coast Company, LLC, Tesoro Vostok Company and Tesoro West Coast Company, LLC;

(2) each of Tesoro’s Restricted Subsidiaries that becomes a guarantor of the notes pursuant to the covenant described above under “—Certain covenants—Additional subsidiary guarantees”; and

(3) each of Tesoro’s Restricted Subsidiaries executing a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof.

“Hedging Obligations” means, with respect to any Person, collectively, the Commodity Hedging Obligations of such Person and the Financial Hedging Obligations of such Person.

“Indebtedness” means, with respect to any Person, without duplication,

(1) the principal of and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) reimbursement obligations of such Person for letters of credit or banker’s acceptances;

(3) Capital Lease Obligations of such Person;

(4) obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable;

(5) Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable at such time); or

(6) preferred stock of a Restricted Subsidiary that is not a Subsidiary Guarantor (but excluding, in each case, any accrued dividends).

In the case of the foregoing clauses (1) through (5) if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker’s acceptances and Hedging Obligations), but excluding amounts recorded in accordance with Statement of Financial Accounting Standards No. 133, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In the case of clause (6), the amount of Indebtedness attributable to such preferred stock shall be the repurchase price calculated in accordance with the terms of such preferred stock as if the preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the Indenture; provided that if the preferred stock is not then permitted to be repurchased, the amount of Indebtedness shall be the greater of the liquidation preference and the book value of the preferred stock.

In addition, the term “Indebtedness” includes, without duplication:

(A) obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6) that are secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), but in an amount not to exceed the lesser of the amount of such other Person’s obligation or indebtedness or the Fair Market Value of such asset; and

(B) to the extent not otherwise included, the guarantee by such Person of any obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6), whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to Tesoro and its Affiliates; provided, that providing accounting, appraisal or investment banking services to Tesoro or any of its Affiliates or having an employee, officer or other representative serving as a member of the Board of Directors of Tesoro or any of its Affiliates will not disqualify any firm from being an Independent Financial Advisor.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Investment Grade Rating Event” means the first day on which the notes are assigned an Investment Grade Rating by a Rating Agency and no Default or Event of Default has occurred and is continuing.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances (other than advances to customers in the ordinary course of business which are recorded as accounts receivable on the balance sheet of the lender and commissions, moving, travel and similar advances to employees and officers made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the first date on which the notes are issued, authenticated and delivered under the Indenture.

“Junior Subordinated Notes” means the $100 million Promissory Note, dated as of May 17, 2002, payable by Tesoro to Ultramar Inc. and the $50 million Promissory Note, dated as of May 17, 2002, payable by Tesoro to Ultramar Inc., in each case, outstanding on the Issue Date.

“Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the total consolidated Indebtedness of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available, which would be reflected as a liability on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared as of such date in accordance with GAAP, to (y) the aggregate amount of Consolidated Cash Flow of such Person for the then most recent four fiscal quarters for which internal financial statements are available, in each case with such pro forma adjustments to the amount of consolidated Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to any Sale/Leaseback Transaction); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by Tesoro or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, sales and underwriting commissions and other reasonable costs incurred in preparing such asset for sale), any relocation expenses incurred as a result thereof and any related severance and associated costs, expenses and charges of personnel related to the sold assets and related operations, (ii) taxes paid or reserved as payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, (iv) amounts paid in order to satisfy any Lien attaching to an asset in connection with such Asset Sale and

(v) any reserve for adjustment (whether or not placed in escrow) in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness:

(1) as to which neither Tesoro nor any of its Restricted Subsidiaries, (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case, other than a pledge of the Equity Interest of such Unrestricted Subsidiary that is the obligor of such Indebtedness;

(2) the incurrence of which will not result in any recourse against any of the assets of Tesoro or its Restricted Subsidiaries (other than a pledge of the Equity Interest of such Unrestricted Subsidiary that is the obligor of such Indebtedness); and

(3) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Tesoro or any of its Restricted Subsidiaries to declare pursuant to the express terms governing such Indebtedness a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, premium (if any), interest and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Tesoro or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees (including the Subsidiary Guarantees) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of Tesoro or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that merged with or consolidated into Tesoro or a Restricted Subsidiary; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged and amalgamated into us or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) Tesoro would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock”, (b) the Fixed Charge Coverage Ratio for Tesoro would be greater than the Fixed Charge Coverage Ratio for Tesoro immediately prior to such transaction, or (c) the Consolidated Net Worth of Tesoro would be greater than the Consolidated Net Worth of Tesoro immediately prior to such transaction; provided that such Indebtedness was not incurred in contemplation of, or in connection with, such acquisition, merger or consolidation.

“Permitted Business” means, with respect to Tesoro and its Restricted Subsidiaries, the businesses of:

(1) the acquisition, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

(2) the acquisition, gathering, treating, processing, storage, transportation of production from such interests or properties;

(3) the acquisition, processing, marketing, refining, distilling, storage and/or transportation of hydrocarbons and/or royalty or other interests in crude oil or refined or associated products related thereto;

(4) the acquisition, operation, improvement, leasing and other use of convenience stores, retail service stations, truck stops and other public accommodations in connection therewith;

(5) the marketing and distribution of petroleum and marine products and the provision of logistical services to marine and offshore exploration and production industries;

(6) any business currently engaged in by Tesoro or its Restricted Subsidiaries; and

(7) any activity or business that is a reasonable extension, development or expansion of, or reasonably related to, any of the foregoing.

“Permitted Investments” means:

(1) any Investment in Tesoro or in a Restricted Subsidiary of Tesoro;

(2) any Investment in Cash Equivalents or deposit accounts maintained in the ordinary course of business consistent with past practices;

(3) any Investment by Tesoro or any Restricted Subsidiary of Tesoro in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Tesoro; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Tesoro or a Restricted Subsidiary of Tesoro;

(4) any security or other Investment received or Investment made as a result of the receipt of non-cash consideration from:

(a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”; or

(b) a disposition of assets that does not constitute an Asset Sale;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Tesoro;

(6) any Investment received in settlement of debts, claims or disputes owed to Tesoro or any Restricted Subsidiary of Tesoro that arose out of transactions in the ordinary course of business;

(7) any Investment received in connection with or as a result of a bankruptcy, workout or reorganization of any Person;

(8) advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business;

(9) relocation allowances for, and advances and loans to, employees, officers and directors (including, without limitation, loans and advances the net cash proceeds of which are used solely to purchase Equity Interests of Tesoro in connection with restricted stock or employee stock purchase plans, or to exercise stock received pursuant thereto or other incentive plans in a principal amount not to exceed the aggregate exercise or purchase price), or loans to refinance principal and accrued interest on any such loans, provided that the aggregate principal amount of such loans, advances and allowances shall not exceed at any time $20 million;

(10) other Investments by Tesoro or any Restricted Subsidiary of Tesoro in any Person having an aggregate Fair Market Value (measured as of the date each such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) or such similar provision in the 6 1/2% Senior Notes Indenture (net of returns of capital, dividends and interest paid on Investments and sales, liquidations and redemptions of Investments), the greater of (i) $50 million and (ii) 5% of Consolidated Tangible Net Assets;

(11) Investments in the form of intercompany Indebtedness or guarantees of Indebtedness of a Restricted Subsidiary of Tesoro permitted under clauses (5) and (10) of the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock”;

(12) Investments arising in connection with Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging currency, commodity or interest rate risk in connection with the conduct of the business of Tesoro and its Subsidiaries and not for speculative purposes;

(13) Investments in the form of, or pursuant to, operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling agreements, area of mutual interests agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into the ordinary course of the business described in clauses (1) and (2) of the definition of “Permitted Business” excluding, however, investments in corporations;

(14) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker’s compensation, performance and other similar deposits and prepaid expenses made in the ordinary course of business; and

(15) Investments pursuant to agreements and obligations of Tesoro and any Restricted Subsidiary in effect on the 6 1/2% Senior Notes Issue Date and any renewals or replacements thereof on terms and conditions not materially less favorable to Tesoro or such Restricted Subsidiary, as the case may be, than the terms of the Investment being renewed or replaced.

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred under the Credit Facilities pursuant to the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock”;

(2) Liens other than Liens permitted by clause (1) of this definition of “Permitted Liens” granted in favor of Tesoro or the Guarantors;

(3) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (6) or (11) of the second paragraph of the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock” covering only the assets acquired, constructed, improved or developed with, or secured by, such Indebtedness;

(4) Liens existing on the Issue Date;

(5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(6) Liens existing upon the occurrence of an Investment Grade Rating Event;

(7) Liens on the Retail Properties;

(8) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(9) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(10) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(11) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Tesoro or any of its Subsidiaries;

(12) any interest or title of a lessor under any lease entered into by Tesoro or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(13) any Lien securing Indebtedness, neither assumed nor guaranteed by Tesoro or any of its Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by Tesoro for substation, metering station, pump station, storage, gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (13) does not materially impair the use of the property covered by such Lien for the purposes of which such property is held by Tesoro or any of its Subsidiaries;

(14) inchoate Liens arising under ERISA;

(15) any obligations or duties affecting any of the property of Tesoro or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(16) defects, irregularities and deficiencies in title of any rights of way or other property of Tesoro or any of its Subsidiaries which, in the aggregate, do not materially impair the use of such rights of way or other property for the purposes for which such rights of way and other property are held by Tesoro or any of its Subsidiaries and defects, irregularities and deficiencies in title to any property of Tesoro or any of its Subsidiaries, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

(17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Tesoro or any of its Subsidiaries on deposit with or in possession of such bank;

(18) Liens to secure obligations of Tesoro and its Subsidiaries in respect of Commodity Hedging Agreements and Financial Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes, and Liens with respect to hedging accounts maintained with dealers of NYMEX or similar contracts which require the maintenance of cash margin account balances;

(19) Liens incurred in deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(20) Liens on property of a Person existing at the time (a) such Person is merged with or into or consolidated with Tesoro or any Restricted Subsidiary (b) such Person becomes a Restricted Subsidiary or (c) such property is otherwise acquired by Tesoro or a Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such merger, consolidation or other acquisition and do not extend to any assets other than those of the Person merged into or consolidated with Tesoro or the Restricted Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property in the case of such other acquisition in the case of clause (b) or (c);

(21) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof) and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(22) Liens upon specific items of inventory, accounts receivables or other goods and proceeds of Tesoro or any Restricted Subsidiary securing such Person’s obligations in respect of banker’s acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, accounts receivables or other goods and proceeds and, if incurred prior to an Investment Grade Rating Event, permitted by the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock”;

(23) any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of Tesoro or any Restricted Subsidiary;

(24) any Liens securing industrial development, pollution control or similar bonds; and

(25) Liens incurred in the ordinary course of business of Tesoro or any Subsidiary of Tesoro with respect to obligations that do not exceed $25 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Tesoro or any of its Restricted Subsidiaries, or portion of such Indebtedness, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Tesoro or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness, provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus fees and expenses incurred in connection therewith, including any premium or defeasance cost);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Tesoro or a Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the foregoing, any Indebtedness incurred under Credit Facilities pursuant to the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock” shall be subject to the refinancing provisions of the definition of “Credit Facilities” and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means (1) any refinery and related pipelines, terminalling and processing equipment or (2) any other real property or other tangible assets or group of tangible assets having a fair market value in excess of $10 million (unless (a) any such properties or assets consist of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles or (b) the Board of Directors determines that any such property referred to in the preceding clause (1) or (2) is not material to Tesoro and its subsidiaries taken as a whole), in each case, owned by Tesoro or any of its Restricted Subsidiaries.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Tesoro (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means the occurrence of a decrease in the rating of the notes by one or more gradations by either Moody’s or S&P (including gradations within the rating categories, as well as between categories), within 90 days before or after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of Tesoro to effect a Change of Control (which 90-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Moody’s or S&P).

“Reference Date” means October 1, 2001.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary or a direct or indirect Subsidiary of an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of Tesoro shall be Restricted Subsidiaries of Tesoro.

“Retail Properties” means all assets directly related to the retail sale of gasoline and diesel fuel in retail markets in the mid-continental and western United States (including Alaska and Hawaii), including, without limitation, all related gas stations, convenience stores, merchandise items, tow trucks, auto maintenance facilities, oil change facilities, and car washes; provided that such assets will not include any assets relating to the sale of petroleum products in bulk and wholesale markets.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property or assets owned by Tesoro or a Restricted Subsidiary on the Issue Date or thereafter acquired by Tesoro or a Restricted Subsidiary whereby Tesoro or a Restricted Subsidiary transfers such property or assets to a Person (other than Tesoro or a Restricted Subsidiary) and Tesoro or a Restricted Subsidiary leases such property or assets from such Person.

“Senior Credit Facility” means that certain Fourth Amended and Restated Credit Agreement, dated as of May 11, 2007, as amended, supplemented or amended and restated from time to time, among Tesoro, JP Morgan Chase Bank, National Association, as Administrative Agent, and the financial institutions from time to time party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Senior Indebtedness” means, with respect to any Person, (A) all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter created, incurred or assumed and (B) all other Obligations of such Person (including fees, charges, expenses, reimbursement obligations and other amounts payable in respect thereof and any interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not a claim for post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (A) above, unless, in the case of clauses (A) and (B), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such

Indebtedness or other obligations are subordinate in right of payment to the notes or any Subsidiary Guarantee; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to Tesoro or any Subsidiary of Tesoro;

(2) any liability for Federal, state, foreign, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(5) the portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture; and

(6) any Capital Stock.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal, or sinking fund or mandatory redemption of principal, on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid or made, as applicable, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof

“Subordinated Obligation” means any Indebtedness of Tesoro (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to the notes and any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to its Subsidiary Guarantee.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee of the notes by each of the Guarantors pursuant to the Indenture and any additional guarantee of the notes to be executed by any Domestic Subsidiary of Tesoro pursuant to the covenant described above under the caption “—Certain covenants—Additional subsidiary guarantees”.

“Unrestricted Subsidiary” means: (1) any Subsidiary of Tesoro (including any newly acquired or newly formed Subsidiary of Tesoro) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors as certified in an officers’ certificate delivered to the trustee; and (2) each Subsidiary of an Unrestricted Subsidiary, whenever it shall become such a Subsidiary.

The Board of Directors may designate any Subsidiary of Tesoro to become an Unrestricted Subsidiary if it:

(1) has no Indebtedness other than Non-Recourse Indebtedness;

(2) is not party to any agreement, contract, arrangement or understanding with Tesoro or any Restricted Subsidiary of Tesoro unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Tesoro or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of Tesoro;

(3) is a Person with respect to which neither Tesoro nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Persons’ financial condition or to cause such Persons to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Tesoro or any of its Restricted Subsidiaries;

(5) does not own any Capital Stock of, or own or hold any Lien on any property of, Tesoro or any Restricted Subsidiary of Tesoro; and

(6) would constitute an Investment which Tesoro could make in compliance with the covenant under the caption “—Certain covenants—Restricted payments”.

Notwithstanding the foregoing, if, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

Book-entry, delivery and form

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The depository trust company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated Debt Securities.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-entry format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture, nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers within and among book-entry systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to

DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear has agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Certain United States federal tax consequences

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus. Unless otherwise stated, this summary deals only with notes held as capital assets by persons who purchase the notes for cash upon original issuance at their initial offering price.

As used herein, a “U.S. holder” means a beneficial owner of the notes that is for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of the notes that is an individual, corporation, estate or trust and is not a U.S. holder.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such entities);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

If a partnership (including any entity classified as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income, estate and gift tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Certain tax consequences to U.S. holders

The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the notes.

Stated interest. Absent an election to treat all interest as original issue discount, as discussed below under ”—Original issue discount,” “qualified stated interest” on the notes (as defined below) generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for United States federal income tax purposes.

Original issue discount. If the notes are issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you generally must include OID in gross income in advance of the receipt of cash attributable to that income.

A note with an “issue price,” as defined below, that is less than its stated principal amount generally will be issued with OID in an amount equal to that difference if that difference is at least 0.25% of the stated principal amount multiplied by the number of complete years to maturity. The “issue price” of a note will be the first price at which a substantial amount of that particular offering is sold to the investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the note; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

The stated interest payments on the notes are qualified stated interest, and are treated as described above under ”—Stated interest.”

You generally must include OID in income using the “constant yield method.” The amount of OID that you must include in income each taxable year is the sum of the “daily portions” of OID with respect to the note for each day during such taxable year or portion of such taxable year in which you held that note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•	the note’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods.

You may elect to treat all interest on any note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which you acquired the note, and may not be revoked without the consent of the IRS. You should consult with your own tax advisors about this election.

Sale, exchange, retirement, redemption or other disposition of notes. Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to any accrued and unpaid stated interest that you have not elected to treat as OID as discussed above, which amount will be taxable as interest income as discussed above) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note increased by any previously accrued OID. Any gain or loss generally will be capital gain or loss. Capital gains of non-corporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain tax consequences to non-U.S. holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

United States federal withholding tax. The 30% United States federal withholding tax will not apply to any payment of interest (which, for purposes of this discussion, includes any OID) on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) certifying interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under ”—United States federal income tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other disposition of a note.

United States federal income tax. If you are engaged in a trade or business in the United States and interest (including any OID) on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest (including any OID) on a net income basis in generally the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply, provided the certification requirements discussed above in ”—United States federal withholding tax” are satisfied.

Subject to the discussion of backup withholding below, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case you will be taxed in the same manner as discussed above with respect to effectively connected interest; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will be subject to a flat 30% United States federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain United States source losses.

United States federal estate tax. An individual who at death is not a citizen or resident of the United States (as specifically defined for estate tax purposes) will not be subject to United States federal estate tax on notes beneficially owned by such individual at the time of death, provided that any payment on the notes to such individual immediately prior to death would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under ”—United States federal withholding tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information reporting and backup withholding

U.S. holders. In general, information reporting requirements will apply to certain payments of interest (including any OID) paid on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to you (unless, in each case, you are an exempt recipient such as a corporation). Backup withholding (currently at a rate of 28%) may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding or if you are subject to backup withholding because you failed to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders. Generally, we must report to the IRS and to you the amount of interest (including any OID) paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest (including any OID) on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under ”—Certain tax consequences to non-U.S. holders—United States federal withholding tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payer under penalties of perjury that you are a non-U.S. holder (and the payer does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties or disqualified persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Governmental plans (as defined under Section 3(32) of ERISA), certain church plans(as defined under Section 3(33) of ERISA) and non-U.S. plans (as define under Section 4(b)(4) of ERISA) are not subject to the prohibited transaction provisions of ERISA and the Code. Such plans may, however, be subject to Similar Laws which may affect their investment in the notes. Any fiduciary of such a governmental, church plan or non-U.S. plan considering an investment in the notes should determine the need for, and the availability, if necessary, of any exemptive relief under any applicable Similar Law.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer, the underwriters, the subsidiary guarantors or any of their respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs”, that, depending on the identity of the Plan fiduciary making the decision to acquire or hold the notes, may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, ERISA Section 408(b)(17) provides a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied with respect to any particular transaction involving the notes.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of Section 406 of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriters	Principal amount

J.P. Morgan Securities Inc.	$
Banc of America Securities LLC	$
Wachovia Capital Markets, LLC	$
RBS Securities Inc.	$
BNP Paribas Securities Corp.	$
Calyon Securities (USA) Inc.	$
Daiwa Securities America Inc.	$
Fortis Securities LLC	$
Mitsubishi UFJ Securities (USA), Inc.	$
Mizuho Securities USA Inc.	$
Natixis Bleichroeder Inc.	$
PNC Capital Markets LLC	$
Scotia Capital (USA) Inc.	$

Total		$300,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note	%

In the underwriting agreement, we have agreed that:

•	We will not offer or sell any of our debt securities (other than the notes) for a period of 45 days after the date of this prospectus without the prior consent of J.P. Morgan Securities Inc.

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 20031711EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any of the underwriters engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

We estimate that our total expenses of this offering will be approximately $750,000. Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities Inc., currently serves as administrative agent under our revolving credit facility and a portion of our cash balances are invested with J.P. Morgan Securities Inc. Bank of America, N.A., an affiliate of Banc of America Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., an affiliate of Mitsubishi UFJ Securities (USA), Inc., Fortis Capital Corp., an affiliate of Fortis Securities LLC and The Royal Bank of Scotland plc, an affiliate of RBS Securities Inc., each currently serves as co-documentation agent and as a lender under our revolving credit facility. BNP Paribas, an affiliate of BNP Paribas Securities Corp., Calyon New York Branch, an affiliate of Calyon Securities (USA) Inc., Mizuho Corporate Bank, Ltd., an affiliate of Mizuho Securities USA Inc., Natixis, an affiliate of Natixis Bleichroeder Inc., National Association, The Bank of Novia Scotia, an affiliate of Scotia Capital (USA) Inc. and Wachovia Bank, National Association and Wells Fargo Foothill, LLC, affiliates of Wachovia Capital Markets, LLC, PNC Bank, N.A., an affiliate of PNC Capital Markets LLC, are each currently or have at one time acted as a lender under our revolving credit facility.

Legal matters

The validity of the notes will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters with respect to the notes will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The consolidated financial statements of Tesoro Corporation appearing in Tesoro Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The 2007 and 2006 consolidated financial statements of Tesoro Corporation, incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which included an explanatory paragraph relating to a change in the method of accounting for refined product sales and purchases transactions with the same counterparty that have been entered into in contemplation of one another, and for its pension and other postretirement plans), which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “TSO”. Our reports, proxy statements and other information filed with the SEC also can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York. Our internet address is http://www.tsocorp.com. The information on our website is not incorporated into this prospectus.

Incorporation by reference

This prospectus “incorporates by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the notes:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and
•	Our Current Reports on Form 8-K filed on February 2, 2009, April 27, 2009 (as amended on May 8, 2009) and May 28, 2009.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Charles S. Parrish, Secretary
Tesoro Corporation
300 Concord Plaza Drive
San Antonio, Texas 78216-6999
(210) 828-8484

Part II
Information not required in prospectus

Item 14.	Other expenses of issuance and distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities covered by this Registration Statement. All such expenses are estimates, other than the registration fee payable to the Securities and Exchange Commission, and will be borne by the Registrant.

Securities and Exchange Commission filing fee	$	*
FINRA filing fee		75,500
Printing fees and expenses		150,000
Legal fees and expenses		350,000
Accounting fees and expenses		100,000
Trustee fees		7,500
Rating agency fees		50,000
Miscellaneous		17,000

Total		$750,000

*	Deferred in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933, as amended.

Item 15.	Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, rules, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article 7, Section 7.1 of the Company’s Amended and Restated By-laws requires indemnification to the fullest extent permitted by the laws of the State of Delaware of any person who was or is made, or threatened to be made, a party to, or is otherwise involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, or a person for whom he is the legal representative, (i) is or was a director, officer, or employee of the Company or a subsidiary of the Company or (ii) serves or served any other enterprise at the request of the Company.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article Ninth of the Company’s Restated Certificate of Incorporation, as amended, provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payment of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

The Company maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act of 1933, as amended, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

The Company has entered into indemnification agreements with its directors and certain of its officers.

Item 16.	Exhibits and financial statement schedules

The following documents are filed as exhibits to this Registration Statement.

Exhibit
No.		Description

*1	.1	Underwriting Agreement.
4.1		Restated Certificate of Incorporation of the Company (incorporated by reference herein to Exhibit 3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-3473).
4.2		Amendment to Restated Certificate of Incorporation of the Company adding a new Article IX limiting Directors’ Liability (incorporated by reference herein to Exhibit 3(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-3473)
4.3		Certificate of Amendment, dated as of May 4, 2006, to Certificate of Incorporation of the Company, amending Article IV, increasing the number of authorized shares of common stock from 100 million to 200 million (incorporated by reference herein to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006, File No. 1-3473).
4.4		Certificate of Amendment, dated as of February 9, 1994, to Restated Certificate of Incorporation of the Company amending Article IV, Article V, Article VII and Article VIII (incorporated by reference herein to Exhibit 3(e) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-3473).

Exhibit
No.	Description

4.5	Certificate of Amendment, dated as of August 3, 1998, to Certificate of Incorporation of the Company, amending Article IV, increasing the number of authorized shares of Common Stock from 50 million to 100 million (incorporated by reference herein to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 1998, File No. 1-3473).
4.6	Certificate of Ownership of Merger merging Tesoro Merger Corp. into Tesoro Petroleum Corporation and changing the name of Tesoro Petroleum Corporation to Tesoro Corporation, dated November 8, 2004 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on November 9, 2004).
4.7	Amended and Restated Bylaws of Tesoro Corporation dated as of October 29, 2008 (incorporated by reference herein to Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, File No. 1-3473).
4.8	Form of Indenture (including form of note), among Tesoro Corporation, certain subsidiary guarantors and U.S. Bank National Association, as trustee, relating to the Senior Notes due 2019.
5.1	Opinion of Simpson Thacher & Bartlett LLP.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).
24.1	Powers of Attorney of certain officers and directors of Tesoro Corporation and other Registrants (included on the signature pages hereof).
25.1	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee.

*	To be filed as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, bylaw, contract, arrangement, statute, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the applicable trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 (“Act”) in accordance with the rules and regulations of the Commission under Section 305(b)(2) of the Act.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO CORPORATION

By:	/s/ Bruce A. Smith
Bruce A. Smith
Chairman of the Board of
Directors and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Bruce A. Smith Bruce A. Smith	Chairman of the Board of Directors, President (Principal Executive Officer)
/s/ Steven H. Grapstein Steven H. Grapstein	Lead Director
/s/ Gregory A. Wright Gregory A. Wright	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)
John F. Bookout III	Director
/s/ Rodney F. Chase Rodney F. Chase	Director

Signature	Title

/s/ Robert W. Goldman Robert W. Goldman	Director
/s/ William J. Johnson William J. Johnson	Director
/s/ J.W. (Jim) Nokes J.W. (Jim) Nokes	Director
/s/ Donald H. Schmude Donald H. Schmude	Director
/s/ Michael E. Wiley Michael E. Wiley	Director

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

GOLD STAR MARITIME COMPANY
TESORO FAR EAST MARITIME COMPANY

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial
Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Charles W. Parks Charles W. Parks	Chairman of the Board of Directors and President (Principal Executive Officer)
/s/ Gregory A. Wright Gregory A. Wright	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Timothy F. Plummer Timothy F. Plummer	Director and Vice President, Maritime
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

SMILEY’S SUPER SERVICE, INC.

By:	/s/ P. Scott Rammell
P. Scott Rammell
Vice President, General Counsel
and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Daniel J. Porter Daniel J. Porter	Director, President (Principal Executive Officer)
/s/ P. Scott Rammell P. Scott Rammell	Director, Vice President, General Counsel and Secretary
/s/ Sam A. Aucoin Sam A. Aucoin	Treasurer (Principal Financial and Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO ALASKA COMPANY

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Bruce A. Smith Bruce A. Smith	Chairman of the Board of Directors and President (Principal Executive Officer)
/s/ Everett D. Lewis Everett D. Lewis	Director, Executive Vice President and Chief Operating Officer
/s/ Gregory A. Wright Gregory A. Wright	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO AVIATION COMPANY

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Bruce A. Smith Bruce A. Smith	Chairman of the Board of Directors and President (Principal Executive Officer)
/s/ Gregory A. Wright Gregory A. Wright	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Everett D. Lewis Everett D. Lewis	Director
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO COMPANIES, INC.

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Bruce A. Smith Bruce A. Smith	Chairman of the Board of Directors and President (Principal Executive Officer)
/s/ Gregory A. Wright Gregory A. Wright	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Everett D. Lewis Everett D. Lewis	Director
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO ENVIRONMENTAL RESOURCES COMPANY

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Bruce A. Smith Bruce A. Smith	Chairman of the Board of Directors and President (Principal Executive Officer)
/s/ Gregory A. Wright Gregory A. Wright	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Everett D. Lewis Everett D. Lewis	Director, Executive Vice President and Chief Operating Officer
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO FINANCIAL SERVICES HOLDING COMPANY

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Bruce A. Smith Bruce A. Smith	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
/s/ Gregory A. Wright Gregory A. Wright	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Everett D. Lewis Everett D. Lewis	Director, Executive Vice President and Chief Operating Officer
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO HAWAII CORPORATION

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Bruce A. Smith Bruce A. Smith	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ Everett D. Lewis Everett D. Lewis	Director, Executive Vice President and Chief Operating Officer
/s/ Gregory A. Wright Gregory A. Wright	Director, Executive Vice President, Chief Administrative Officer and Treasurer (Principal Financial Officer)
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO MARITIME COMPANY

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Timothy F. Plummer Timothy F. Plummer	Chairman of the Board of Directors and President (Principal Executive Officer)
/s/ Gregory A. Wright Gregory A. Wright	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Everett D. Lewis Everett D. Lewis	Executive Vice President and Chief Operating Officer
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO NORTHSTORE COMPANY

By:	/s/ Charles S. Parrish
Charles S. Parrish
Executive Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ John R. Ramsey John R. Ramsey	President (Principal Executive Officer)
/s/ Charles S. Parrish Charles S. Parrish	Director, Executive Vice President, General Counsel and Secretary
/s/ Daniel J. Porter Daniel J. Porter	Director
/s/ Claude P. Moreau Claude P. Moreau	Director and Senior Vice President, Marketing
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President, Controller and Treasurer (Principal Financial and Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO REFINING AND MARKETING COMPANY

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President,
Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Bruce A. Smith Bruce A. Smith	Chairman of the Board of Directors and President (Principal Executive Officer)
/s/ Everett D. Lewis Everett D. Lewis	Director, Executive Vice President and Chief Operating Officer
/s/ Gregory A. Wright Gregory A. Wright	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO SIERRA PROPERTIES, LLC

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Daniel J. Porter Daniel J. Porter	President (Principal Executive Officer)
/s/ Gregory A. Wright Gregory A. Wright	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)
Tesoro Refining and Marketing Company	Managing Member

By: /s/ Gregory A. Wright Name: Gregory A. WrightTitle: Executive Vice President, Chief Financial Officer and Treasurer of the Managing Member

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO SOUTH COAST COMPANY, LLC

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Daniel J. Porter Daniel J. Porter	President (Principal Executive Officer)
/s/ Gregory A. Wright Gregory A. Wright	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Tesoro Refining and Marketing Company	Managing Member

By: /s/ Gregory A. Wright Name: Gregory A. WrightTitle: Executive Vice President, Chief Financial Officer and Treasurer of the Managing Member

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO TRADING COMPANY

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Bruce A. Smith Bruce A. Smith	Chairman of the Board of Directors and President (Principal Executive Officer)
/s/ Everett D. Lewis Everett D. Lewis	Director, Executive Vice President and Chief Operating Officer
/s/ Gregory A. Wright Gregory A. Wright	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO VOSTOK COMPANY

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title
/s/ Bruce A. Smith Bruce A. Smith	Chairman of the Board of Directors and President (Principal Executive Officer)
/s/ Gregory A. Wright Gregory A. Wright	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Everett D. Lewis Everett D. Lewis	Director, Executive Vice President and Chief Operating Officer
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO WASATCH, LLC

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Bruce A. Smith Bruce A. Smith	Chairman of the Board of Directors, President and Manager (Principal Executive Officer)
/s/ Everett D. Lewis Everett D. Lewis	Executive Vice President, Chief Operating Officer and Manager
/s/ Gregory A. Wright Gregory A. Wright	Executive Vice President, Chief Financial Officer, Treasurer and Manager (Principal Financial Officer)
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 2nd day of June, 2009.

TESORO WEST COAST COMPANY, LLC

By:	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Smith, Gregory A. Wright and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2009.

Signature	Title

/s/ Daniel J. Porter Daniel J. Porter	President and Manager (Principal Executive Officer)
/s/ Gregory A. Wright Gregory A. Wright	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)